UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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[ ]   Soliciting Material Pursuant to § 240.14a-12

ALLETE, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS—MAY 11, 2010

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

The Annual Meeting of Shareholders of ALLETE, Inc. will be held in the Lake Superior Ballroom of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, on Tuesday, May 11, 2010, at 10:30 a.m. CDT (doors will open at 9:00 a.m. CDT) for the following purposes:

1.To elect a Board of twelve directors to serve for the ensuing year;

2.To ratify the appointment of PricewaterhouseCoopers LLP as ALLETE’s independent registered public accounting firm for 2010;

3.To approve an amendment to ALLETE’s Amended and Restated Articles of Incorporation to change the vote required for the election of directors and a corresponding amendment to the Company’s Bylaws;

4.To re-approve the material terms of the performance goals under the ALLETE Executive Long-Term Incentive Compensation Plan; and

5.To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record on the books of ALLETE at the close of business on March 12, 2010, are entitled to notice of and to vote at the Annual Meeting.

All shareholders are invited and encouraged to attend the Annual Meeting in person. The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.

Your early response will facilitate an efficient tally of your votes. To vote your shares online or by a toll-free telephone call, please follow the instructions on your Proxy Card, or if you received these materials electronically, follow the instructions in the e-mail message notifying you of the availability of these materials. To vote by mail, please sign, date, and return your Proxy Card in the envelope provided.

By order of the Board of Directors,

Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 23, 2010
Duluth, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 11, 2010:

The Proxy Statement and 2009 Annual Report on Form 10-K are available at
www.ematerials.com/ale

PROXY STATEMENT
TABLE OF CONTENTS

PROXY SOLICITATION AND COSTS	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
OWNERSHIP OF ALLETE COMMON STOCK	5
Securities Owned by Certain Beneficial Owners	5
Securities Owned by Directors and Management	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
ITEM NO. 1—ELECTION OF DIRECTORS	7
Nominees for Director	7
CORPORATE GOVERNANCE	10
Corporate Governance Guidelines	10
Director Independence Standards	11
Related Person Transactions and Director Independence Determinations	12
Director Nominations	13
Committee Membership, Meetings, and Functions	13
Board Leadership and Structure	14
Communications Between Shareholders and the Board of Directors	14
Director Common Stock Ownership Guidelines	15
Code of Business Conduct and Ethics	15
Board’s Oversight of Risk	15
COMPENSATION DISCUSSION AND ANALYSIS	15
Executive Summary	15
Compensation Philosophy and Objectives	16
Elements of Executive Compensation	18
Benefits	21
Perquisites	22
Employment, Severance, and Change in Control Agreements	22
Process for Determining Executive Compensation	23
EXECUTIVE COMPENSATION COMMITTEE REPORT	27
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	28
Summary Compensation Table 2009	28
Grants of Plan-Based Awards 2009	30
Grants of Plan-Based Awards Discussion	31
Outstanding Equity Awards at Fiscal Year-End 2009	34
Option Exercises and Stock Vested 2009	35
Pension Benefits 2009	36
Pension Benefits Discussion	37
Nonqualified Deferred Compensation 2009	39
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	40
Estimated Potential Payments Upon Termination Associated with a Change in Control	42
Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death	42
Estimated Additional Payments Due to Long-Term Disability	43
DIRECTOR COMPENSATION 2009	44
EQUITY COMPENSATION PLAN INFORMATION	46
AUDIT COMMITTEE REPORT	46
Audit Committee Pre-Approval Policies and Procedures	47
Audit and Non-Audit Fees	47

ITEM NO. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	48
ITEM NO. 3—PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE VOTE REQUIRED FOR THE ELECTION OF DIRECTORS AND A CORRESPONDING AMENDMENT TO THE COMPANY’S BYLAWS	48
Director Resignation Policy	49
Reasons for Approval	49
Vote Required	50
Effective Time	50
ITEM NO. 4—PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE ALLETE EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN	50
Material Terms of the Performance Goals	50
General Description of the LTIP	50
LTIP Benefits	51
Grants Under the LTIP	51
U.S. Federal Income Tax Consequences	53
OTHER BUSINESS	55
Shareholder Proposals for the 2011 Annual Meeting	55
APPENDIX A—Articles of Amendment and Related Amendment to Bylaws	A-1
APPENDIX B—Hewitt Custom Survey Peer Groups	B-1

PROXY STATEMENT

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

PROXY SOLICITATION AND COSTS

These proxy materials are being delivered to shareholders of ALLETE, Inc. (ALLETE or Company) in connection with the solicitation of proxies by the Company to be voted at the Company’s 2010 Annual Meeting of Shareholders. The Annual Meeting will be held at 10:30 a.m. CDT on Tuesday, May 11, 2010, in the Lake Superior Ballroom at the Duluth Entertainment Convention Center, Duluth, Minnesota.

We expect to solicit proxies primarily by mail. We will also solicit proxies by e-mail from the majority of our employee shareholders as well as from shareholders who previously requested to receive proxy materials electronically. We have retained The Altman Group, Inc. to assist in the solicitation of proxies. Directors or Company officers, other employees, or retirees also may solicit proxies in person or by telephone at a nominal cost. Brokers, and other custodians, nominees, and fiduciaries will be asked to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The total fees we expect to pay in connection with the solicitation of proxies are approximately $10,000 plus expenses. The cost of soliciting proxies will be paid by the Company.

This Notice of Annual Meeting, Proxy Statement, form of proxy, and voting instructions were first sent to shareholders on or about March 25, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You received these materials because you were a shareholder of the Company at the close of business on March 12, 2010 (the Record Date) and are entitled to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of the Company’s Common Stock at the close of business on the Record Date are entitled to vote at the annual meeting. As of the close of business on March 12, 2010, there were 35,435,170 outstanding shares of Common Stock, each entitled to one vote.

What is the purpose of the Annual Meeting?

At the meeting, our shareholders will be asked to:

1. Elect twelve directors to the Company’s Board of Directors. The nominees for director are: Kathleen A. Brekken, Kathryn W. Dindo, Heidi J. Eddins, Sidney W. Emery, Jr., James S. Haines, Jr., Alan R. Hodnik, James J. Hoolihan, Madeleine W. Ludlow, Douglas C. Neve, Leonard C. Rodman, Donald J. Shippar, and Bruce W. Stender;

2. Ratify the appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as the Company’s independent registered accounting firm for 2010;

3. Approve an amendment to ALLETE’s Amended and Restated Articles of Incorporation to change the vote required for the election of directors and a corresponding amendment to the Company’s Bylaws;

4. Re-approve the material terms of the performance goals under the ALLETE Executive Long-Term Incentive Compensation Plan (LTIP); and

5. Transact such other business as may properly come before the meeting.

The Board is not aware of any other matter to be presented at the Annual Meeting of Shareholders. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

How does the Board recommend that I vote?

The Board recommends that you vote FOR the election of all director nominees, FOR ratification of PricewaterhouseCoopers as our independent registered public accounting firm for 2010, FOR amendment of the Company’s Articles of Incorporation and Bylaws to change the vote required for the election of directors, FOR re-approval of the material terms of the performance goals under the LTIP, and in accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted in accordance with the Board’s recommendations.

What vote is required to approve each proposal?

Proposal 1:  The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for the election of each director.

Proposal 2:  The affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers as our independent registered accounting firm for 2010.

Proposal 3:  The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to amend the Articles of Incorporation to change the vote required for the election of directors and to make a corresponding amendment to the Company’s Bylaws.

Proposal 4:  The affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting and entitled to vote is required to re-approve the material terms of performance goals under the LTIP.

An automated system administered by Wells Fargo Shareowners Services will tabulate the proxy votes.

How many votes must be present to hold the Annual Meeting?

The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum, which is required to transact business at the Annual Meeting.

Broker non-votes are not counted for or against any proposal, but are treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner with respect to that particular matter.

Abstentions and broker non-votes are included in the number of shares present and voting, and have the same effect as votes against a particular proposal.

How do I vote my shares?

Shareholders of record may vote their shares by proxy using any of the following methods:

•
By Telephone: Vote by calling 800-560-1965 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message that you received notifying you of the availability of these materials. If you vote by phone, do not return your proxy card.

•
Online: You may vote online at www.ematerials.com/ale. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. If you vote online, do not return your proxy card.

•	By Mail: Complete, sign, and date each proxy card that you received and return it in the prepaid envelope provided to ALLETE, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

Telephone and Internet voting will be available until 12:00 p.m. CDT on May 10, 2010.

If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should provide a voting instruction form for you to use in directing it how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (by telephone, online, or by mail) or to vote in person at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Annual Meeting. If you wish to vote your shares in person at the Annual Meeting, you must bring a legal proxy from your broker, bank or other nominee.

Will my broker vote my shares for me?

Your broker may vote your shares without instruction from you as to the ratification of our independent registered accounting firm for 2010 (Proposal 2) and re-approval of the material terms of the performance goals under the LTIP (Proposal 4). As to all other proposals in this Proxy Statement, your broker will not be able to vote your shares without instructions from you. If you do not instruct your broker to vote your shares as to these proposals, your vote will be treated as an abstention. Under our current voting standards, an abstention has the same effect as a “no” vote. Your vote is important and we encourage you to instruct your broker to vote your shares, using the voting instruction form provided by your broker.

Can I change my vote after I have voted or can I revoke my proxy?

Yes, if you are a registered shareholder, you can revoke your signed proxy card at any time before it is voted at the Annual Meeting, either by signing and returning a proxy card with a later date or by attending the annual meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares by telephone or online, you can revoke your prior telephone or online vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last telephone or online vote.

If your shares are held in street name, you must contact your broker, bank or other nominee in order to revoke your proxy.

What if I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in more than one account. Please vote all the shares that you own. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting ALLETE Shareholder Services at 800-535-3056 or 218-723-3974, or by writing to our transfer agent, Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

I received more than one complete set of proxy materials. Is it possible to eliminate duplicates?

If you hold stock in more than one account or if you are a registered shareholder and you share the same address with another of our registered shareholders, you may request delivery of a single copy of future annual reports and proxy statements at any time by calling ALLETE Shareholder Services at 800-535-3056 or 218-723-3974, or by writing to our transfer agent, Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this Proxy Statement or the Annual Report, or if you have other questions or directions concerning your “street name” account.

How can I get a proxy card if I received these materials electronically?

If you wish to request paper copies of these materials, including a proxy card, you may do so by calling ALLETE Shareholder Services at 800-535-3056 or 218-723-3974.

How can I subscribe to electronic delivery of annual reports and proxy statements?

We are pleased to offer our shareholders the convenience and benefits of viewing proxy statements, annual reports, and other shareholder materials online. With your consent, we can stop sending you paper copies of these documents. Instead, beginning next year we would send you an e-mail notification that the shareholder materials have been filed with the Securities and Exchange Commission (SEC) and are available for you to view. The notification would include a link to the Web site on which you could view the materials. We would also provide you with a link to allow you to vote your shares of Common Stock online.

To enroll for electronic receipt of shareholder materials, follow these easy directions:

1. Log onto the Internet at www.allete.com.
2. Click on “Investors.”
3. Click on “Shareholder Services.”
4. Click on “Proxy Electronic Delivery.”
5. Follow the prompts to submit your electronic consent.

The Web site for viewing shareholder materials will be available on a 24-hours-a-day, 7-days-a-week basis. You will receive an e-mail confirmation of your enrollment. Your enrollment will remain in effect for as long as you remain a shareholder and the e-mail account you provide the Company remains active. However, you may choose to cancel your enrollment at any time.

Who can answer my questions?

You are welcome to contact our Shareholder Services department with any questions you may have regarding this Proxy Statement:

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802
Attention:  Shareholder Services
Telephone:  800-535-3056 or 218-723-3974

OWNERSHIP OF ALLETE COMMON STOCK

Securities Owned by Certain Beneficial Owners

Company records and other information available from outside sources, including information filed with the SEC, indicate that, as of March 12, 2010, the following shareholders were beneficial owners of more than 5 percent of any class of the Company’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class1
Common Stock	BlackRock, Inc.2 40 East 52nd Street New York, NY 10022	2,479,400	7.0%
Common Stock	Wachovia Bank, N.A. (Wachovia)3 NC 1156 Wachovia Center 401 South Tryon Street Charlotte, NC 28288	4,361,494	12.3%

1As of March 12, 2010.

2The information shown in this table for BlackRock, Inc. (successor in interest to Barclays Global Investors NA) (i) is derived from information filed with the SEC on January 29, 2010, on Schedule 13G; (ii) reflects beneficial ownership as of December 31, 2009; and (iii) includes BlackRock, Inc. and certain of its affiliates.

3Wachovia is the beneficial owner in its capacity as Trustee of the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (RSOP). This information is as of March 12, 2010. We have received notice that Wachovia will change its name to Wells Fargo Bank effective March 20, 2010.

Generally, the shares owned by the RSOP will be voted in accordance with instructions received by Wachovia from participants in the RSOP, and shares for which Wachovia does not receive instructions from RSOP participants will be voted proportionately with the instructions it does receive.

Securities Owned by Directors and Management

The following table presents the shares of Common Stock beneficially owned as of March 12, 2010, by directors, nominees for director, executive officers named in the Summary Compensation Table that appears subsequently in this Proxy Statement, and all directors, nominees for director, and executive officers of the Company as a group. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed. Common Stock ownership guidelines applicable to directors are discussed on page 15. Directors are expected to own 3,000 shares within three years of election—the following non-employee directors have served less than three years: Ms. Dindo, Mr. Emery, Mr. Haines, Mr. Neve, and Mr. Rodman. Despite having served less than three years, Mr. Emery, Mr. Haines, and Mr. Neve already meet the share ownership guidelines. Common Stock ownership guidelines applicable to the Named Executive Officers are discussed beginning on page 17. In October 2009, the Board determined that Mr. Schober and Mr. Adams met the share ownership guidelines and the remaining Named Executive Officers had increased the number of shares owned and progress was being made toward meeting the ownership guidelines based on the then-current share price.

SECURITIES OWNED BY DIRECTORS AND MANAGEMENT

Other3
	Name of Beneficial Owner	Company Share Ownership Guidelines1	Number of Shares Beneficially Owned2	Options Exercisable within 60 days after March 12, 2010	Restricted Stock Units	Deferred Shares Under the Director Deferred Stock Plan
Directors and Nominees For Director
Kathleen A. Brekken
Kathryn W. Dindo
Heidi J. Eddins
Sidney W. Emery, Jr.
James S. Haines, Jr.
James J. Hoolihan
Madeleine W. Ludlow
George L. Mayer
Douglas C. Neve
Jack I. Rajala
Leonard C. Rodman
Bruce W. Stender
		3,000 3,000 3,000 3,000 3,000 3,000 3,000 3,000 3,000 3,000 3,000 3,000	7,401 2,554 10,159 7,552 1,500 7,199 12,476 27,289 5,971 17,335 500 17,314	0 0 0 0 0 0 0 0 0 3,879 0 0	– – – – – – – – – – – –	0 0 0 0 1,863 0 0 0 0 0 2,351 0
Named Executive Officers	Donald J. Shippar Mark A. Schober Alan R. Hodnik Deborah A. Amberg Robert J. Adams Claudia Scott Welty	67,227 16,507 16,146 15,426 6,573 –	34,964 19,789 5,299 9,285 8,155 7,627	102,179 35,301 12,426 26,059 16,842 38,280	8,114 3,570 5,521 2,381 1,785 339	– – – – – –
All directors, nominees for director, and executive officers as a group 20:		–	212,812	255,751	25,292	4,214

1The amounts in this column for the Named Executive Officers were determined based on 2009 base salaries and the closing share price of $33.32 on March 12, 2010. Ms. Welty is no longer subject to the share ownership guidelines because she retired on December 31, 2009.

2Includes: (i) shares as to which voting and investment power is shared with the person’s spouse: Mr. Hoolihan—6,509, Mr. Neve—5,397, Mr. Schober—4,594, and Ms. Welty—7,393; (ii) shares owned by the person’s spouse: Mr. Rodman—500; and (iii) shares held by the person’s children: Mr. Hodnik—127 and Mr. Schober—118. Each director and executive officer owns only a fraction of 1 percent of the Common Stock, and all directors and executive officers as a group own 1.4 percent of the Common Stock (including amounts in the “Other” column, described in more detail in footnote 3 below).

3While amounts in the “Other” column do not represent a right of the holder to receive stock within 60 days, these amounts are included here because management believes they reflect similar objectives of 1) encouraging directors and officers to have a stake in the Company, and 2) aligning interests of directors and officers with those of shareholders. Under the ALLETE Non-Employee Director Compensation Deferral Plan II (Deferral Plan II), directors are able to defer their stock retainer. Under the terms of the Deferral Plan II, distributions of deferred shares will be made in Common Stock. In our view, restricted stock units and deferred stock units are equivalent to actual stock ownership because they take into account both upside and downside risk in our stock price.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires directors, executive officers, and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and other equity securities and subsequent changes in that ownership with the SEC and the New York Stock Exchange (NYSE). Based on a review of such reports and the written representations of our directors and executive officers, the Company believes that all such filing requirements were met during 2009, except that one report was filed on behalf of Mr. Hodnik five days late, covering one transaction whereby he purchased 200 shares.

ITEM NO. 1—ELECTION OF DIRECTORS

All shares represented by the proxy will be voted, unless authority is withheld, “FOR” the election of the twelve nominees for director named below and on the following pages. Directors are elected to serve until the next annual election of directors and until a successor is elected and qualified, or until a director’s earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of directors, or designate substitute nominees, who would receive the votes represented by proxies.

Nominees for Director
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KATHLEEN A. BREKKEN, 60, of Cannon Falls, Minnesota, has been a Director since 2006. She is a member of the Executive Compensation Committee and the Corporate Governance and Nominating Committee. Ms. Brekken is the retired President and Chief Executive Officer of Midwest of Cannon Falls, Inc., a company that designs, wholesales, and distributes home accessories and giftware. She previously served on the ALLETE Board of Directors from 1997 to 2003. Ms. Brekken is a board member of the Cannon Falls Medical Center—Mayo Health System.

Ms. Brekken brings experience as the CEO of a Minnesota-based company and in strategic planning, leadership development, and diversified business.

[PHOTO OMITTED]
KATHRYN W. DINDO, 60, of Akron, Ohio, was added to the Board in July 2009 and is a member of the Audit Committee. Ms. Dindo is the retired Vice President and Chief Risk Officer of FirstEnergy Corporation (NYSE: FE), a diversified electric company. She is a certified public accountant who was a partner at Ernst & Young and later served as a senior financial executive at Roadway Services, Inc. before joining FirstEnergy in 1998. Ms. Dindo has also served on the board of The J.M. Smucker Company (NYSE:SJM) since 1996, Bush Brothers & Company, and the GAR Foundation.

Ms. Dindo is a financial expert within the meaning of the rules of the SEC and brings experience in electric utility risk management. She has broad public company financial reporting and oversight experience, and a broad business perspective.

[PHOTO OMITTED]
HEIDI J. EDDINS, 53, of St. Augustine, Florida, has been a Director since 2004. She is Chair of the Corporate Governance and Nominating Committee. Ms. Eddins is the former Executive Vice President, Secretary and General Counsel of Florida East Coast Railway, LLC, a railway company that is a successor to Florida East Coast Industries, Inc.’s transportation business. Ms. Eddins joined Florida East Coast Industries, Inc. in 1999 and was responsible for all legal and governmental affairs of the corporation in addition to managing a variety of real estate transactions. Ms. Eddins also serves as a Director of the Flagler Hospital Foundation.

Ms. Eddins contributes her expertise in corporate governance matters for public companies, her experience in Florida real estate, and strategic planning and diversified business knowledge.

[PHOTO OMITTED]
SIDNEY W. EMERY, JR., 63, of Minneapolis, Minnesota, has been a Director since 2007. He is a member of the Executive Compensation Committee. Mr. Emery is the former Chief Executive Officer of MTS Systems Corporation (NASDAQ: MTSC), a global supplier of mechanical testing systems and industrial position sensors. He also serves as a director of Urologix, Inc., a Minneapolis-based manufacturer of minimally invasive medical products.

Mr. Emery contributes his experience as a public company CEO, knowledge of executive compensation matters, and strategic planning and diversified business experience.

Nominees for Director
[PHOTO OMITTED]
JAMES S. HAINES, JR., 63, of Lawrence, Kansas, was added to the Board in October 2009 and is on the Executive Compensation Committee. He is the retired Chief Executive Officer of Westar Energy, Inc. [NYSE: WR], the largest electric energy provider in Kansas. Mr. Haines was a director of Westar Energy from 2002 until his retirement in 2007. He has also served as Chief Executive Officer of El Paso Electric Company. He is a member of the board of Stormont-Vail HealthCare and is chairman of the board of the Topeka Community Foundation.

Mr. Haines brings a long career of public utility experience, having served as CEO at two public utilities. He brings expertise in regulatory matters, strategic planning, and executive compensation.

[PHOTO OMITTED]
ALAN R. HODNIK, 50, of Hermantown, Minnesota, was named President of the Company in May 2009 and has been appointed CEO effective May 1, 2010. Since joining the Company in 1982, Mr. Hodnik has served as Vice President – Generation Operations, Senior Vice President of Minnesota Power Operations, and Chief Operating Officer. As Chief Operating Officer, Mr. Hodnik led transmission, distribution, generation, and engineering for all aspects of the Company. Mr. Hodnik serves on the Board of Directors of SMDC Health Systems and the Area Partnership for Economic Expansion (APEX). He was also the elected mayor of the City of Aurora, Minnesota from 1988 to 1997.

Mr. Hodnik has served the Company for 28 years, working in a wide variety of positions of increasing responsibility. He brings utility operations, strategic planning, leadership, and broader organizational development experience, as well as a deep understanding of the region served by the Company.

[PHOTO OMITTED]
JAMES J. HOOLIHAN, 57, of Grand Rapids, Minnesota, has been a Director since 2006. He is a member of the Audit Committee. Mr. Hoolihan is the President and Chief Executive Officer of the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota. From 1981 to 2004 Mr. Hoolihan was the President of Industrial Lubricant Company, which provides industrial supplies and services to logging, railroad, taconite, and coal mining industries. He serves as the chairman of the board of directors of Industrial Lubricant Company. Mr. Hoolihan served as the elected mayor of the City of Grand Rapids from 1990 to 1995.

Mr. Hoolihan is a long-time community leader in the Company’s electric utility service area. He brings his knowledge of the industries and political issues of the service area, and has operated a business serving these industries.

[PHOTO OMITTED]
MADELEINE W. LUDLOW, 55, of Cincinnati, Ohio, has been a Director since 2004 and is Chair of the Executive Compensation Committee. She is currently a Principal of Market Capital Partners LLC and from 2005 to 2009 was a Principal of LudlowWard Capital Advisors, LLC, each of which is an Ohio-based investment banking firm serving middle market companies. She was the Chairman, Chief Executive Officer, and President of Cadence Network, Inc., a web-based provider of utility expense management services from 2000 to 2004. Ms. Ludlow was formerly the Vice President and Chief Financial Officer of Cinergy Corp. She has also served as a trustee of the Darden Graduate School of Business Administration at the University of Virginia.

Ms. Ludlow brings a sophisticated financial background and is a financial expert within the meaning of the rules of the SEC. She also has executive experience at a public utility and has worked with entrepreneurial and diversified businesses.

Nominees for Director
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DOUGLAS C. NEVE, 54, of Chatfield, Minnesota, has been a Director since July 2007. He is Chair of the Audit Committee. Mr. Neve is the former Executive Vice President and Chief Financial Officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from February 2005 until March 2007. Prior to February 2005, he was an audit partner with Deloitte & Touche LLP, a public accounting firm. He has also served as a director of Analysts International Corporation (NASDAQ: ANLY) since 2008 and is currently its chair.

Mr. Neve is a financial expert within the meaning of the rules of the SEC, and brings his knowledge of public accounting, corporate reporting, and risk management. His financial background includes experience as an executive for a publicly-traded company.

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LEONARD C. RODMAN, 61, of Overland Park, Kansas, has been a Director since May 2009 and is a member of the Audit Committee. Mr. Rodman has over 35 years of experience with Black & Veatch, a major provider of engineering services to the utility/power generation, water and environmental industries. Since 1998, Mr. Rodman has been the President and Chief Executive Officer of Black & Veatch and in 2000 he was also named its Chairman. Mr. Rodman currently serves on the Board of the United Way of Greater Kansas City and of the Iowa State University Foundation.

Mr. Rodman has experience serving the electric utility and other regional industries for over 30 years. He brings his leadership experience of a large, international diversified company, and strategic planning.

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DONALD J. SHIPPAR, 61, of Superior, Wisconsin, has been a Director since 2004 and has been Chairman of ALLETE since January 2006. Mr. Shippar has been the Company’s Chief Executive Officer since 2004 and is retiring as CEO effective April 30, 2010. Since joining the Company in 1976, Mr. Shippar has served as Vice President of Transmission and Distribution, Senior Vice President for Customer Service and Delivery, Chief Operating Officer of Minnesota Power, and President of Minnesota Power. Mr. Shippar also serves as a trustee of the College of St. Scholastica in Duluth, Minnesota.

Mr. Shippar has served the Company for over 30 years. He has significant connections within the electric utility industry, and has expertise in utility operations, leadership development and strategic planning.

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BRUCE W. STENDER, 68, of Duluth, Minnesota, has been a Director since 1995. Mr. Stender, as Lead Director, is an ex-officio member of each Board committee. Mr. Stender served as Chairman of ALLETE from September 2004 to January 2006. He is Vice Chair of Duluth-based Labovitz Enterprises, Inc., which owns and manages hotels and commercial real estate. Mr. Stender serves as a trustee of the Blandin Foundation and as member of the Chancellor’s Advisory Committee for the University of Minnesota-Duluth.

Mr. Stender has significant connections to and understanding of the region served by the Company. He brings corporate governance knowledge and varied leadership experience, as well as diversified business experience.

CORPORATE GOVERNANCE

Corporate governance refers to the internal policies and practices by which the Company is operated and controlled on behalf of its shareholders. Sound corporate governance starts with a strong, independent Board that is accountable to the Company and its shareholders. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under Minnesota law, other constituencies, including the Company’s employees, customers, suppliers, and the communities in which ALLETE does business. The Company views good corporate governance as a source of competitive advantage, because the Company’s ultimate goal is to best focus and direct its resources.

In 2009, the Board and its committees reviewed and enhanced established corporate governance practices. This ensures that the Board and its committees have the necessary authority and practices in place to review and evaluate the Company’s business operations, as needed, and to make decisions that are independent of the Company’s management. For example, the Board and its committees undertake an annual self-evaluation process, and non-management directors meet regularly, have direct access to and meet individually with members of management, and retain their own advisors as they deem appropriate.

In an effort to further develop the Board, directors are asked to attend an independent educational seminar at least once every two years and to share their experiences and observations with the other directors. The majority of our directors have fulfilled this educational commitment. In addition to seminars, Board members attended educational presentations hosted by the Company during 2009 addressing emissions allowances and their markets, and operations at Midwest Independent Transmission System Operator, Inc., the regional transmission operator in which Minnesota Power is a member.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, initially adopted in 2002, were most recently revised in October 2009. The Corporate Governance Guidelines address the Board’s roles and responsibilities, Board selection and composition policies, Board operating policies, Board committee responsibilities, director compensation, director stock ownership, and other matters. Each committee of the Board also has a charter pursuant to which it operates. The Audit Committee Charter was last revised in January 2008, the Executive Compensation Committee Charter was last revised in July 2009, and the Corporate Governance and Nominating Committee Charter was last revised in October 2008. Current copies of our Corporate Governance Guidelines and the committee charters are available on the Company’s Web site at www.allete.com.

Item 3 of this Proxy Statement is a proposal to amend the Company’s Articles to change the vote required for the election of directors and to make a corresponding change to the Bylaws. Under our current Amended and Restated Articles of Incorporation (Articles) and Bylaws, directors are elected annually by our shareholders by a majority vote of all of the outstanding Company stock entitled to vote. At the Annual Meeting we are proposing an amendment to our Articles to adopt “simple” majority voting for the election of directors, which is the requirement adopted by many other publicly traded corporations in recent years in uncontested elections (where the number of nominees does not exceed the number of directors to be elected); and plurality voting for the election of directors in contested elections (where the number of nominees exceeds the number of directors to be elected)(the Articles Amendment).

To address a “holdover” provision in Minnesota corporate law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, in January 2010 the Board approved amending the Corporate Governance Guidelines to include a director resignation policy, subject to the shareholders' approval of Item 3. Under the new guideline, any nominee for director who receives more votes “against” his or her election than votes “for” his or her election in an uncontested election will be required to promptly offer to tender his or her resignation following certification of the shareholder vote. Our Corporate Governance and Nominating Committee will consider the resignation offer and recommend to our Board whether to accept it. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote and will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable). Any director who offers to tender his or her resignation as described above will not participate in the Corporate Governance and Nominating

Committee’s recommendation or Board action regarding whether to accept the resignation offer. If the shareholders do not approve the Articles Amendment and the corresponding Bylaws amendment, the Corporate Governance Guidelines will not be amended to reflect this proposed director resignation policy.

Director Independence Standards

The Board has adopted independence standards into the Company’s Corporate Governance Guidelines that are consistent with the director independence standards of the NYSE. These Corporate Governance Guidelines are available on the Company’s Web site at www.allete.com. An “independent” director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Board has adopted certain categorical standards to assist in determining each director’s independence. The Board considers a “material relationship” with the Company to exist where:

•	the director is or has been employed by the Company within the last three years;

•	a member of the director’s immediate family is or has been employed by the Company as an executive officer within the last three years;

•
the director is an employee or a partner, or the director’s immediate family member is a partner, of the Company’s current independent registered public accounting firm; or an immediate family member is an employee of the Company’s current independent registered public accounting firm and personally works on the Company’s audit; or the director or an immediate family member was within the last three years an employee or partner of the Company’s current independent registered public accounting firm and personally worked on the Company’s audit within that time;

•
the director or a member of the director’s immediate family is or has been employed within the last three years as an executive officer of any business organization for which any of the Company’s executive officers concurrently serves or served as a member of that business organization’s compensation committee;

•	the director has received in any of the last three years more than $120,000 in direct compensation from the Company (other than director and committee fees, pension, and other deferred compensation);

•	a member of the director’s immediate family has received in any 12-month period within the last three years more than $120,000 in direct compensation from the Company;

•
the director is a current employee, or a member of the director’s immediate family is a current executive officer, of any business organization that has made payments to the Company, or received payments from the Company, for property or services in any of the last three fiscal years in an amount that exceeds the greater of $1,000,000 or 2 percent of the other company’s consolidated gross revenue;

•
the director has been an employee within the last three years, or a member of the director’s immediate family has been an executive officer within the last three years, of any business organization to which the Company was indebted at any time within the last three years in an aggregate amount in excess of 5 percent of the Company’s total assets;

•
the director or a member of the director’s immediate family has served within the last three years as an executive officer or a general partner of an entity that has received an investment from the Company or any of its subsidiaries which exceeds the greater of $1,000,000 or 2 percent of such entity’s total invested capital in any of the last three years; or

•
the director or a member of the director’s immediate family has been an executive officer of a foundation, university, non-profit trust or other charitable organization within the last three years for which contributions from the Company accounted for more than the greater of $250,000 or 2 percent of such organization’s consolidated gross revenue in any of the last three years.

Related Person Transactions and Director Independence Determinations

The Board has adopted a policy to review transactions between the Company and related persons. Related persons include directors, director nominees, executive officers, and 5 percent shareholders, as well as immediate family members and any entity controlled by or in which these individuals have a substantial financial interest. A copy of the policy is available on our Web site at www.allete.com.

The Related Person Transaction Policy applies to a financial transaction, arrangement, or a series of similar transactions or arrangements of $25,000 or more. These transactions generally require advance approval by the Corporate Governance and Nominating Committee (Corporate Governance Committee). If a new situation arises where advance approval is not practical, it is discussed with the Chair of the Corporate Governance Committee, and an appropriate course of action may include subsequent ratification by the Corporate Governance Committee.

The Corporate Governance Committee considers factors it deems relevant in determining whether to approve a transaction, including but not limited to the following: whether the terms are comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party; whether there are business reasons to enter into the transaction; whether the transaction could impair the independence of a director; and whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships. The Corporate Governance Committee will also periodically review and assess relationships to ensure ongoing fairness to the Company. Any member of the Corporate Governance Committee who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the Chair of the Corporate Governance Committee.

The Corporate Governance Committee examined all transactions between directors and the Company and determined that each such transaction was small relative to the director’s business and that the director was not directly involved in such transaction. The Board reviewed the Corporate Governance Committee’s determination in light of the Company’s independence standards and the NYSE’s corporate governance rules and concluded that each director, except Mr. Shippar and Mr. Hodnik, is “independent.” There were no transactions in 2009 between the Company and any other related persons that would have required Board review.

Specifically, the Corporate Governance Committee considered that Mr. Hoolihan has an ownership interest in Industrial Lubricant Company (ILCO), which provides lubricant products to one of the Company’s generating facilities and to one of the Company’s wholly owned subsidiaries, BNI Coal, Ltd. During 2009, Company purchases from ILCO totaled $689,853.60. These payments represent a relatively small percentage of ILCO’s 2009 sales.

The Corporate Governance Committee considered the sales of wood and wood chips to the Company by companies in which Mr. Rajala has a material interest. These companies, Rajala Timber (of which Mr. Rajala is Secretary, Treasurer, and a director) and Rajala Mill Company (of which Mr. Rajala is President and a director), received payments totaling $238,149.22 from the Company in 2009 for the purchase of wood and wood chips that are used as fuel at the Company’s Rapids Energy Center. The purchases were made through a competitive bid process and represented a modest amount of revenue for Mr. Rajala’s companies in 2009.

The Corporate Governance Committee also considered the payments by the Company to the Holiday Inn in Duluth, Minnesota, in which Mr. Stender has an indirect ownership interest. The Company made payments to the hotel for lodging, food, and meeting expenses totaling $33,305.13 in 2009.

Mr. Rodman is the President, Chairman, and Chief Executive Officer of and has an ownership interest in Black & Veatch. The Company purchased engineering and related services from Black & Veatch totaling $2,012,572 in 2009. These payments represent less than 0.1 percent of Black & Veatch consolidated gross revenues, which had 2009 revenues in excess of $2.5 billion.

The Corporate Governance Committee reviewed the above-described transactions with Mr. Hoolihan, Mr. Rajala, Mr. Stender, and Mr. Rodman (in the case of Mr. Rajala and Mr. Stender, without their respective participation) and determined that the cumulative totals were well below the Company’s and the NYSE’s standards for director independence and were also not material to the relevant director or to any person or organization with whom the director has an affiliation. Based on this, the Corporate Governance Committee recommended to the Board and the Board determined that these transactions do not impair the independence of the affected directors.

Director Nominations

The Corporate Governance Committee recommends director candidates to the Board and will consider for such recommendations director candidates proposed by management, other directors, search firms, and shareholders. All director candidates will be evaluated based on the criteria identified below, regardless of the identity of the individual or the entity or person who proposed the director candidate. A shareholder who wishes to propose a candidate may provide the candidate’s name and a detailed background of the candidate’s qualifications to the Corporate Governance and Nominating Committee, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

In selecting director nominees, the Board considers factors it deems appropriate. The Board may engage a search firm to assist in identifying, evaluating, and conducting due diligence on potential director nominees. Factors will include integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate’s relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance Committee will consider the candidate’s independence, in accordance with the Corporate Governance Guidelines, and the rules of the NYSE and SEC. In connection with the selection, due consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences. Experience, knowledge, and skills to be represented on the Board include, among other considerations; financial expertise (including an “audit committee financial expert” within the meaning of the SEC’s rules); electric utility and/or real estate knowledge and contacts; financing experience; human resource and executive compensation expertise; strategic planning and business development experience; familiarity with the industries located in the Company’s service area; and community leadership.

The Company has sought candidates whose diverse experience, backgrounds, and perspectives contribute to fulsome, robust discussion in the boardroom. Board members represent a variety of gender, age, regional, and professional backgrounds. In late 2009, the Board conducted an evaluation facilitated by an outside consultant. The evaluation concluded that the portfolio of skills and backgrounds of the board members, and their different perspectives in discussions and debates, is considered one of the board’s greatest strengths.

The Corporate Governance Committee will review all candidates, and before any contact is made with a potential candidate, will notify the Board of its intent to do so, will provide the candidate’s name and background information to the Board, and will allow time for directors to comment. The Corporate Governance Committee will screen, personally interview, and recommend candidates to the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow interested Board members an opportunity to interview the candidate prior to the nomination of the candidate.

In 2009, the Company paid a third-party search firm a fee to identify, evaluate, or assist in identifying or evaluating potential nominees for director, including Ms. Dindo and Mr. Haines.

Committee Membership, Meetings, and Functions

The Board has three standing committees: the Corporate Governance Committee, the Audit Committee, and the Executive Compensation Committee (Compensation Committee).

The current members of the Corporate Governance Committee are Ms. Brekken, Ms. Eddins (Chair), Mr. Mayer, Mr. Rajala, and Mr. Stender (ex-officio). The Corporate Governance Committee met four times during 2009. The Corporate Governance Committee provides recommendations to the Board with respect to Board organization, membership, function, committee structure and membership, succession planning for executive management, and the application of corporate governance principles. The Corporate Governance Committee also performs the functions of a director nominating committee, leads the Board’s annual evaluation of the Chief Executive Officer, and is authorized to exercise the authority of the Board in the intervals between meetings.

The current members of the Audit Committee are Ms. Dindo, Mr. Hoolihan, Mr. Mayer, Mr. Neve (Chair), Mr. Rodman, and Mr. Stender (ex-officio). The Audit Committee held eight meetings in 2009. The Audit Committee recommends the selection of an independent registered public accounting firm, reviews the independence and performance of the independent registered public accounting firm, reviews and evaluates ALLETE’s accounting policies, reviews periodic financial reports to be provided to the public, and upon favorable review, recommends approval of the Consolidated Financial Statements.

The current members of the Compensation Committee are Ms. Brekken, Mr. Emery, Mr. Haines, Ms. Ludlow (Chair), Mr. Rajala, and Mr. Stender (ex-officio). The Compensation Committee held seven meetings in 2009. The Compensation Committee establishes compensation and benefit arrangements for ALLETE’s executive officers and other key executives that are intended to be equitable, competitive in the marketplace, and consistent with the Company’s executive compensation philosophy. All members of the Compensation Committee qualify as “independent directors” under the rules of the NYSE, “non-employee directors” under Rule 16b-3 of the Exchange Act, and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Tax Code), except that Mr. Rajala is not an “outside director.” Mr. Rajala therefore abstains from voting on decisions relating to compensation that is intended to qualify as “performance-based” for purposes of Section162(m) of the Tax Code. Mr. Rajala is retiring from the Board effective at the time of the Annual Meeting.

Mr. Stender, as Lead Director, is an ex-officio member of all committees. It is anticipated that committee chairs will rotate among directors in the future. The Board recognizes that the practice of chair rotation provides development for the directors and allows a variety of perspectives in leadership positions.

Mr. Stender presides over all executive sessions of the independent directors. Executive sessions of independent directors are regularly scheduled in connection with Board and committee meetings.

During 2009, the Board held five meetings. All directors attended 75 percent or more of the aggregate number of meetings of the Board and applicable committee meetings in 2009. All directors standing for election are expected to attend the Annual Meeting and all did attend in 2009.

Board Leadership Structure

Prior to and during the first part of 2009, Mr. Shippar served as President, Chairman, and Chief Executive Officer of the Company. This combined leadership structure was viewed as the most efficient means of unanimity of focus and reflected Mr. Shippar’s leadership abilities. As a means of succession planning, Mr. Hodnik was named President of the Company in May 2009, while Mr. Shippar retained the positions of Chairman and Chief Executive Officer. In this role, Mr. Hodnik oversees and directs the ongoing operations of the Company.

Effective May 1, 2010, Mr. Hodnik has been named to the position of Chief Executive Officer and President. Mr. Shippar will continue as a director and Chairman of the Board. The Board has determined that maintaining Mr. Shippar as Board Chair while Mr. Hodnik assumes his new responsibilities is the best means of assuring a smooth transition in leadership of the Company.

Mr. Stender serves as Lead Director. The Board believes that a lead director provides important coordination and leadership for the independent directors. As former CEO, Mr. Shippar will not be an “independent” Chairman.

Communications Between Shareholders and the Board of Directors

Shareholders and other interested parties who wish to communicate directly with the Board, the non-management directors, or a particular director, may do so by addressing the Lead Director, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

Director Common Stock Ownership Guidelines

The Corporate Governance Committee has determined that directors should have an equity interest in the Company. The Corporate Governance Committee believes that such equity ownership aligns the interest of directors with the interests of the Company’s shareholders. Accordingly, the Board has adopted Common Stock ownership guidelines. Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board and to own at least 3,000 shares of Common Stock within three years after election. The Common Stock ownership guidelines applicable to Named Executive Officers are discussed in the Compensation Discussion and Analysis below.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct (which includes our code of ethics) that applies to directors and all Company employees, including ALLETE’s Chief Executive Officer, Chief Financial Officer and Controller. A copy of the Company’s Code of Business Conduct is available on our Web site at www.allete.com. Any amendment to or waiver of the Code of Business Conduct will be disclosed on our Web site at www.allete.com promptly following the date of such amendment or waiver.

Board’s Oversight of Risk

The Company views risk oversight as a full Board responsibility. During 2009, the Company continued its implementation of an enterprise risk management (ERM) process. The ERM process was discussed with management at Board meetings throughout 2009. The Board has reviewed the potential events that may affect the Company, the processes identified by management to manage the risks associated with such events, and considered risk exposures in making strategic decisions. Management provides the Board with regular updates of key risk indicators. The Board’s focus on effective risk oversight has supported management’s establishment of a tone and culture of effective risk management.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes our compensation philosophy and policies, including the rationale and processes used to determine the 2009 compensation of our executive officers. The Compensation Committee establishes our compensation philosophy and objectives. Our compensation philosophy and objectives are reflected in the following key design priorities that govern compensation decisions:

•	Pay is linked to performance;

•	Compensation elements are balanced;

•	We provide fair and competitive pay;

•	Executive stock ownership is expected;

•	We consider corporate tax deductions and accounting rules; and

•	The Compensation Committee and the Board exercise independent judgment.

Our compensation program is designed to attract and retain quality people, and to reward Named Executive Officers for designing and implementing business strategies that we believe will result in increased shareholder value over the long term. Our compensation program includes a mix of pay elements to achieve varying objectives. Elements of compensation include base salary, annual incentives, long-term incentives, retirement benefits, health and welfare benefits, perquisites, and severance benefits.

Market compensation data obtained from the Compensation Committee’s independent compensation consultants, along with other considerations the Compensation Committee deemed relevant, formed the basis for the Compensation Committee’s deliberations and compensation decisions for the executive officers in 2009. We took the following actions in early 2009 to better align our annual and long-term incentive compensation designs with our compensation philosophy and objectives:

•	The Company changed the annual incentive to place more emphasis on pay-for-performance;

•	The Company changed the mix of long-term incentive awards to strike a better balance between long-term performance and share ownership goals; and

•
The Company changed the group of companies used to measure total shareholder return under the long-term incentive plan to place more emphasis on long-term performance relative to the electric utility industry because Florida real estate operations have become a much smaller component of the Company.

The specific design changes and the Compensation Committee’s rationale for the changes are analyzed below in the section “2009 Executive Compensation Design Changes” beginning on page 25.

In light of the broader economic circumstances, there were no market-adjustment salary increases in 2009 for executive officers and other management–level employees and all car allowances were eliminated in early 2009 as cost saving measures.

By design, a significant portion of our executive officers’ compensation is linked to performance. Our Named Executive Officers’ total compensation in 2009 was less than 2008 because we did not achieve all of our financial targets. For example, Mr. Shippar’s total compensation declined by 17 percent as compared to 2008 (as reported in column (i) of the Summary Compensation Table on page 28).

While we made good progress developing and implementing business strategies that we believe will increase shareholder value over the long term, our pursuit of our financial goals in 2009 achieved mixed results. Our net income of $63.8 million for 2009 (excluding certain non-operating events for purposes of the annual incentive) was below the threshold annual incentive goal of $72.6 million. Our cash flow of $158.2 million (excluding pension contributions for purposes of the annual incentive) was slightly higher than the threshold annual incentive goal of $157.9 million. As a result, the annual incentive payment was only 13.3 percent of the target payment for 2009, resulting in annual incentive payments to Named Executive Officers ranging from 4 percent to 8 percent of base salary.

During the three-year performance period 2007–2009, the Company’s shareholders realized a total shareholder return (TSR) of negative 18.8 percent on their investment in Common Stock, which fell short of the threshold TSR performance level required for payment of performance shares. As a result, the Named Executive Officers did not receive any payment of performance shares for the 2007–2009 performance period. Stock options granted from 2004 through 2008 were “underwater” as of December 31, 2009, (with the market price of Common Stock below the stock option exercise prices ranging from $37.76 to $48.65) and these stock options will not provide compensation to the Named Executive Officers unless the stock price increases above the exercise prices. Option exercise prices are shown in the Outstanding Equity Awards at Fiscal Year-End table on page 34.

Our compensation philosophy and objectives and the elements of compensation are discussed in detail in the sections to follow. This discussion of our compensation goals, policies, and practices provides context for the detailed compensation tables and narrative discussions that follow starting on page 28.

Compensation Philosophy and Objectives

Our core values and fundamental principles relating to executive compensation include the following:

Pay is linked to performance. Executive pay is linked to Company performance. We reward Named Executive Officers for achieving annual goals tied to ALLETE’s business strategy. Long-term incentives promote a stable, experienced executive management team and reward growth in total shareholder return.

Compensation elements are balanced. We use a mix of compensation elements to accomplish varying objectives. Base pay and executive retirement benefits are designed to attract and retain executive talent. Annual incentives focus Named Executive Officers on achieving strong annual performance. Long-term incentives encourage executives to enhance our long-term success and profitability and also provide incentive to remain employed with the Company. Allocation between annual and long-term compensation opportunities is based on market comparison data, as further described in the section “Process for Determining Executive Compensation” beginning on page 23. Severance benefits minimize the risk that our executive officers will depart prior to a change in control and encourage continued dedication and objectivity from Named Executive Officers when evaluating transactions that could result in the loss of employment in connection with a change in control of the Company. We provide perquisites, but only on a very limited basis to facilitate the Named Executive Officers’ performance of their responsibilities. We believe this mix of compensation elements discourages our executives from taking excessive business risk by (i) having multiple incentive goals, so that there is not undue pressure to achieve one measure of success without considering the impacts on other aspects of the business; and (ii) providing a significant portion of compensation based on company performance, while still paying a certain amount of fixed compensation and retirement benefits.

We provide fair and competitive pay. We strive to offer fair and competitive compensation to all employees including our Named Executive Officers. We use energy services industry data to establish a range for executive compensation. While comparisons to compensation levels within the energy services industry are helpful in establishing a range for executive compensation, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve our corporate objectives. In setting pay levels, we consider the individual’s experience in the position, past performance, job responsibilities, and equity within the executive management group. For a Named Executive Officer with sufficient experience, we generally set compensation levels so that when target performance is achieved under each of the Company’s incentive compensation plans, total compensation is near the midpoint of the pay range established using market comparison data. When relevant market comparison data is insufficient to establish a pay range for a specific position, we consider the internal pay equity among the executive officers in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. The process of selecting comparison companies for various purposes is discussed in the section “Process for Determining Executive Compensation” beginning on page 23. Consistent with our pay-for-performance philosophy, Named Executive Officers can earn higher compensation if actual performance exceeds target performance goals. Conversely, total compensation to Named Executive Officers in any year, such as 2009, in which the Company does not meet target performance goals will generally fall below the midpoint in comparison to other companies. Total compensation generally increases as position and responsibility increase, but at the same time, a greater percentage of total compensation is tied to performance—and is therefore at risk—as position and responsibility increase. This is reflected in the differences between Named Executive Officers’ opportunities under our annual and long-term incentive plans.

Executive stock ownership is expected. We believe all executive officers of ALLETE and any President of a major affiliated company of ALLETE should be ALLETE shareholders to encourage our executives to think as owners when they balance the risks and rewards involved with particular business decisions. We reinforce this expectation by using Common Stock to fund long-term incentive compensation awards and Company contributions to its tax-qualified defined-contribution retirement plan. All Named Executive Officers are expected to hold Common Stock acquired through these awards and contributions so long as they hold their executive positions. A Named Executive Officer, however, may sell Common Stock to the extent that he or she owns Common Stock that is more than 120 percent of the expected ownership amount. We do not apply this holding policy to Common Stock acquired through stock option exercises because we believe that the Named Executive Officers should be able to access a portion of their long-term incentive compensation and to diversify their investments. Named Executive Officers are expected to attain Common Stock ownership in accordance with the following guidelines:

Position	Stock Ownership Value as a Multiple of Salary
Chief Executive Officer ALLETE President ALLETE Senior Vice President ALLETE Vice President President of Major Affiliate	4X 2X 2X 1X 1X

We established the Common Stock ownership guidelines in October 2005. In 2009, the Corporate Governance Committee established a Common Stock ownership guideline of two times salary for the position of ALLETE President in connection with Mr. Hodnik’s promotion to President. Named Executive Officers subject to the ownership guidelines who held their current positions as of October 2005 have until October 2010 to meet the guidelines; Named Executive Officers appointed after October 2005 have seven years from their appointment to meet the guidelines. Annually, the Board reviews executive officers’ Common Stock ownership to confirm that the Named Executive Officers are progressing toward the ownership guidelines. In October 2009, the Board determined that Mr. Schober and Mr. Adams had met the share ownership guidelines and the remaining Named Executive Officers had increased the number of shares owned and were progressing towards meeting the ownership guidelines based on the then-current share price. However, executive officers’ Common Stock ownership value as a multiple of salary decreased compared to a year ago due to recent declines in our share price. Ownership levels as of March 12, 2010, are shown on the table on page 6.

We also consider corporate tax deductions and accounting rules. We generally structure the Named Executive Officers’ compensation so that all elements of pay are tax deductible by the Company. Section 162(m) of the Tax Code limits to $1 million the amount of compensation that we may deduct in any one year for Mr. Shippar and certain of the next most-highly-compensated executive officers. That limit does not apply to compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m). Our Executive Annual Incentive Plan (AIP) provides that if Section 162(m) would otherwise limit the Company’s deduction for an AIP award, then the Compensation Committee will defer the nondeductible portion to our supplemental executive retirement plan, which is described on page 37. We believe that stock options and performance shares awarded under the ALLETE Executive Long-Term Incentive Compensation Plan (LTIP) are fully tax deductible because they meet the “performance-based compensation” standard of Section 162(m). In Proposal 4 below, we are requesting shareholder re-approval of the material terms of the performance goals of our LTIP so that compensation attributable to future plan awards can continue to qualify as deductible, performance-based compensation. Our restricted stock units do not qualify as “performance-based compensation.”

Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change of control, commonly referred to as “parachute payments.” If total payments in connection with a change of control exceed the limits of Section 280G, the Company’s deduction is limited and the recipient is subject to an excise tax. Our severance plan provides that if plan payments to a participant would exceed the Section 280G limits, payments to the participant will be reduced to the maximum amount that can be paid without causing the Company to lose its deduction. If, however, after the reduction a participant would receive less than 85 percent of the amount that otherwise would have been received, plan payments will not be reduced and the participant will instead receive an additional gross-up payment to make the participant whole for the excise tax. We would not receive a tax deduction for any additional gross-up payment.

We also consider the accounting implications of each compensation element given to Named Executive Officers; however, because the primary objectives of our compensation programs are tied to performance, we may offer compensation regardless of whether it qualifies for a tax deduction or more favorable accounting treatment whenever we deem that compensation to be in the Company’s best interest.

The Compensation Committee and the Board exercise independent judgment. The Compensation Committee and the Board ensure on behalf of shareholders that executive compensation is appropriate and effective. The Compensation Committee and the Board have access to compensation advisors and consultants, but exercise independent judgment in determining executive compensation elements and levels.

Elements of Executive Compensation

Named Executive Officers’ 2009 compensation elements are discussed below and also in the compensation tables and narratives starting on page 28.

Base Salary. Base salary is designed to attract and retain experienced, qualified leaders.

Annual Incentive Award. The AIP rewards Named Executive Officers for accomplishing annual goals. Annually, the Compensation Committee, in consultation with the CEO, approves performance measures, performance targets, and target award opportunities for the AIP. The Compensation Committee, in consultation with the CEO, also determines to what extent performance targets have been met for the AIP.

Participation in the AIP is limited to certain management-level employees, including each Named Executive Officer, because as position and responsibility increase, a greater percentage of pay is tied to performance. For each Named Executive Officer AIP awards were designed to reward achievement of corporate earnings and cash flow goals, and to reward the accomplishment of strategic initiatives which for 2009 included creating a business venture focused on renewable energy markets, maintaining a competitive cost position to enable us to sell power to the wholesale market if not sold to our retail customers, and leadership development and succession planning. These performance objectives are further described under “Grants of Plan-Based Awards Discussion” beginning on page 31. Earnings were selected as a financial measure because it is widely tracked and reported by external financial analysts and used as a measure to evaluate the Company’s performance. Cash flow was selected as a financial measure because it is used to evaluate the Company’s ability to generate funds from internal operations for capital projects, repayment of debt, and dividend payments. Earnings and cash flow were also selected because both measures can impact the Company’s stock price. AIP awards are expressed as a percentage of salary for Named Executive Officers; 2009 target-level award opportunities ranged from 30 percent to 60 percent of salary. The Compensation Committee set the AIP opportunity levels for all Named Executive Officers so that if the Company achieved target goals, the combination of salary and annual incentives for the Named Executive Officer would result in total annual compensation near the midpoint of the ranges established using comparative benchmarking data.

The Compensation Committee believes that the AIP provides appropriate incentives and does not encourage executives to take excessive business risks because it has multiple goals, provides payment opportunity levels that are market-competitive and includes a cap on the maximum award amount.

Long-Term Incentive Awards. We use long-term incentive compensation to encourage Named Executive Officers to develop and implement business strategies that grow TSR over time, and to reward executives when TSR goals are achieved. Long-term incentive compensation programs also encourage executives to stay with the Company because they deliver rewards over time and contain forfeiture provisions for certain terminations of employment. The Compensation Committee annually grants the Named Executive Officers long-term incentive awards under the LTIP. Each year, in January, the Compensation Committee approves LTIP awards. The target number of shares is determined by dividing each Named Executive Officer’s target award opportunity set forth in the table on the following page by the award value, which was calculated for 2009 by Hewitt Associates (Hewitt), an independent compensation consulting firm retained by the Compensation Committee. The award value calculated by Hewitt differs from the compensation expense amount shown in column (d) of the Summary Compensation Table on page 28 in that it also incorporates a discount factor to adjust each long-term incentive award for (i) the performance characteristics of our awards versus the awards granted by companies within our peer group and (ii) the risk of forfeiture over the performance or vesting period. We do not have any plan or program in place to time equity awards to the release of material non-public information. The LTIP was most recently amended and approved by shareholders in May 2005. In Proposal 4 below, we are requesting shareholder re-approval of the material terms of the performance goals of our LTIP so that compensation attributable to future plan awards can continue to qualify as performance-based compensation within the meaning of Section 162(m).

The table on the following page shows the 2009 LTIP target opportunity for each Named Executive Officer. The 2009 LTIP target opportunity for each Named Executive Officer, except for Mr. Shippar, was allocated 67 percent to performance shares and 33 percent to restricted stock units. Mr. Shippar’s 2009 LTIP target opportunity was allocated 75 percent to performance shares and 25 percent to restricted stock units given the responsibility level of his position and to further tie his compensation to performance. Performance shares and restricted stock units were valued for 2009 at $26.13 each by Hewitt.

		Allocation of Long-Term Incentive Target Opportunity
Name	Long-Term Incentive Target Opportunity	Performance Shares	Restricted Stock Units
Mr. Shippar	$450,000	12,916	4,305
Mr. Schober	$150,000	3,846	1,894
Mr. Hodnik*	$250,000	6,842	3,370
Ms. Amberg	$100,000	2,564	1,263
Mr. Adams	$75,000	1,923	947
Ms. Welty	$100,000	2,564	1,263

*Mr. Hodnik was promoted to President effective May 12, 2009. His 2009 LTIP incentive opportunity reflects an additional grant that he received in connection with his promotion and increased responsibilities.

The following are the elements of long-term incentive compensation:

•
Performance Shares. Performance shares reward executives for strong multi-year performance, measured by TSR relative to a group of peer companies. Relative TSR was selected by the Compensation Committee because it measures the benefit our shareholders realize on their investment in Common Stock compared to investment opportunities available in other similar companies. Rewarding executives for creating shareholder value over the long-term is consistent with our compensation philosophy of linking pay to performance.

•
The CEO recommends TSR peer groups based on comparability to the Company in terms of size as measured by market capitalization, industry, and stock-trading characteristics (i.e., dividend yield and price-earnings ratio). The Compensation Committee approves the peer group companies prior to the start of each performance period. The Company changed the TSR peer group for the 2009—2011 performance period for the reasons discussed under “2009 Executive Compensation Design Changes” on page 25. The TSR peer groups used for outstanding LTIP awards are as follows:

TSR Peer Groups
Performance Period 2009–2011	Performance Periods 2007–2009 and 2008–2010
Alliant Energy Corporation	Avista Corporation
Avista Corporation	Black Hills Corporation
Black Hills Corporation	Brookfield Asset Management, Inc.
CH Energy Group, Inc.	CH Energy Group, Inc.
Cleco Corporation	Consolidated-Tomoka Land Company
CMS Energy Corporation	Great Plains Energy Incorporated
DPL Inc.	IDACORP, Inc.
Great Plains Energy Incorporated	Integrys Energy Group, Inc.
Hawaiian Electric Industries, Inc.	MDU Resources Group, Inc.
IDACORP, Inc.	Nicor Inc.
Integrys Energy Group, Inc.	Otter Tail Corporation
MGE Energy, Inc.	TECO Energy, Inc.
Northeast Utilities	The Empire District Electric Company

TSR Peer Groups (continued)
Performance Period 2009–2011	Performance Periods 2007–2009 and 2008–2010
NorthWestern Corporation	The St. Joe Company
NSTAR	Vectren Corporation
NV Energy, Inc.	Wisconsin Energy Corporation
OGE Energy Corp.
Otter Tail Corporation
Pinnacle West Capital Corporation
PNM Resources, Inc.
Portland General Electric Company
TECO Energy, Inc.
The Empire District Electric Company
UIL Holdings Corporation
UniSource Energy Corporation
Vectren Corporation
Westar Energy, Inc.

•
Restricted Stock Units. Restricted stock units are used as a retention incentive and to encourage stock ownership. A restricted stock unit entitles the recipient to one share of Common Stock when the unit vests after a period of time specified in the award.

•
Stock Options. The Company granted stock options prior to 2009. Stock options reward Named Executive Officers for increases in the price of Common Stock over the long term and encourage Named Executive Officers to remain with the Company. In 2009, the Company did not grant stock options for the reasons discussed under “2009 Executive Compensation Design Changes” on page 25.

Benefits

We offer benefits, including retirement benefits, to attract and retain Named Executive Officers; retirement benefits also reward long-term service with the Company. Named Executive Officers are eligible to participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, an employee stock purchase plan, and both active and post-retirement medical, dental, and group term life insurance. Named Executive Officers are eligible for retirement benefits under the same pension and retirement savings plans available to other eligible employees and under our supplemental executive retirement plan. Retirement benefits are described in more detail below.

Tax-Qualified Retirement Benefits. We provide retirement income benefits to most of our employees, including the Named Executive Officers, from two primary sources—a tax-qualified defined contribution retirement savings and stock ownership plan (RSOP) that has features of both an employee stock ownership plan and a 401(k) savings plan, and traditional tax-qualified defined benefit pension plans. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP. Each Named Executive Officer’s service through September 30, 2006, is counted for calculating his or her benefit under the nonunion pension plan. The present value on December 31, 2009, of each Named Executive Officer’s pension benefits is shown in the Pension Benefits table on page 36. The 2009 increase in the pension benefits value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 28.

We contribute to the RSOP accounts of the Named Executive Officers, who each may also elect to defer his or her salary within RSOP and Tax Code limits. Our contributions to the Named Executive Officers’ RSOP accounts include a Company match of elective deferrals up to 4 percent of base salary and annual Company contributions of 7.5 to 11.5 percent of base salary, dependent on age. Amounts contributed by the Company under the RSOP to the Named Executive Officers are included in column (h) of the Summary Compensation Table on page 28.

Supplemental Executive Retirement Benefits. We provide supplemental retirement benefits to the Named Executive Officers through non-tax-qualified retirement plans called the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan (SERP I) and the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II (SERP II). SERP I and SERP II collectively are referred to as the SERP or the SERP Plans. Generally, the SERP Plans are designed to provide retirement benefits to the Named Executive Officers that, in aggregate, substantially equal the benefits they would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under tax-qualified benefit plans. The SERP Plans have three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. On December 31, 2004, the Company froze SERP I with respect to all deferrals and vested accrued retirement benefits. Effective January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II governs all compensation initially deferred and retirement benefits accrued or vested after December 31, 2004. SERP benefits are discussed in more detail starting on page 37.

Perquisites

The Company provides Named Executive Officers with fringe benefits, or perquisites, but only on a very limited basis. As required by current tax laws, we impute income to the Named Executive Officers to the extent the Company reimburses the executive for certain personal expenses. Named Executive Officers receive an additional tax reimbursement payment for the imputed income taxes. In response to worsening economic conditions, in early 2009 Mr. Shippar recommended, and the Compensation Committee approved, the elimination of car allowances for all executive officers. The Compensation Committee has reviewed the few remaining perquisites, including the tax reimbursement, and determined that they are a very small component of total compensation and continue to be appropriate because they help facilitate the Named Executive Officers’ performance of their responsibilities. Perquisites paid in 2009 are included in column (h) of the Summary Compensation Table on page 28.

Employment, Severance, and Change in Control Agreements

We currently have no employment agreements with our Named Executive Officers, all of whom have long tenures with the Company. We have generally promoted senior executives from within our ranks and attracted strong talent with ties to our area of operations. The ALLETE and Affiliated Companies Change In Control Severance Plan (Severance Plan) provides the Named Executive Officers and other key executives with severance benefits in connection with a change in control of the Company. The purpose of the Severance Plan is to enable and encourage the continued dedication and objectivity of members of the Company’s management in the event of a potential change in control. In the event of a potential change in control of the Company, the Severance Plan allows the Named Executive Officers to focus their attention on obtaining the best possible transaction for the shareholders and to independently evaluate all possible transactions without being diverted by concerns regarding the impact various transactions may have on the security of their jobs and benefits.

Under the Severance Plan, Named Executive Officers are entitled to receive specific benefits in the event of an involuntary termination of employment (including resignation by the employee following specified changes in duties, compensation, or benefits that are treated as involuntary terminations) occurring six months before and up to two years after a change in control. We think that requiring two trigger events, both a change in control and termination of employment, is the most effective way to meet the objectives of the Severance Plan—to allow the Named Executive Officers to remain neutral and obtain the best deal for the shareholders and ensures that the Named Executive Officers do not receive benefits unless they are adversely affected by a change in control.

Under the Severance Plan, Named Executive Officers would be entitled to receive a lump sum severance payment ranging from 1.5 times to 2.5 times their annual compensation based on their position plus a lump sum benefit continuation payment. The terms and benefit levels were established by the Compensation Committee in 2008 after consultation with Hewitt and a review of benefit levels provided to senior executives in the energy services industry. The Compensation Committee reviews the terms of the Severance Plan and benefit levels annually and has determined that they are consistent with our compensation philosophy and objectives described above beginning on page 16.

The SERP II includes a change in control provision that accelerates payment of the supplemental pension benefits and the deferral account benefits earned after 2004 upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. These change in control features of the AIP, LTIP, and SERP II are designed to prevent substantial loss of benefits to Named Executive Officers if a change in control were to occur. The potential value of change in control severance benefits are discussed in the section titled, “Potential Payments Upon Termination or Change in Control” starting on page 40.

Process for Determining Executive Compensation

Role of the Compensation Committee. The Compensation Committee establishes our compensation philosophy and policies regarding executive compensation and oversees the administration of our executive compensation programs. The Compensation Committee sets the CEO’s compensation, which is reviewed and ratified by the Board without participation by the CEO. In setting the CEO’s compensation, the Compensation Committee reviews and considers the Corporate Governance Committee’s annual evaluation of the CEO’s performance, which, among other things, assesses his performance relative to specific annual objectives established by the Board. The Compensation Committee also reviews market data, comparing the CEO’s compensation to the compensation of senior executives at other energy services industry companies. Benchmarking data is adjusted to account for the Company’s size as measured by revenue and provides a broader market context for the Compensation Committee’s deliberations and decisions. The Compensation Committee also reviews and approves the CEO’s recommendations regarding the components and amounts of the compensation of the other Named Executive Officers.

The Compensation Committee retained Hewitt to provide custom survey data comparing total compensation (base pay, target-level annual incentives, and target-level long-term incentives) for the CEO position in energy services industry companies. The Compensation Committee also directed Hewitt to provide compensation data from the proxy statements of a peer group of companies. In connection with Mr. Hodnik’s promotion to President effective May 12, 2009, the Compensation Committee reviewed benchmarking data comparing his compensation to the compensation of senior executives at other energy services industry companies. In 2008 and early 2009, the Compensation Committee reviewed the benchmarking analysis directly with Hewitt and reached the conclusions that are described below, under “2008 Executive Compensation Study” on page 24. In October 2009, the Compensation Committee retained Pearl Meyer & Partners (PM&P) to replace Hewitt. PM&P assisted the Compensation Committee in evaluating executive compensation for 2010. The Compensation Committee reviewed Hewitt’s 2009 benchmarking analysis directly with PM&P and reached the conclusions that are described below, under “2009 Executive Compensation Studies” on page 26.

In January of each year, the Compensation Committee, in consultation with the CEO, sets annual performance goals for the AIP. At the same time, the Compensation Committee establishes performance goals in connection with the LTIP. Specifically, the Compensation Committee sets multi-year TSR objectives relative to a designated peer group in connection with performance shares and sets the terms for restricted stock units such as award dates, vesting periods, expiration dates and forfeiture provisions.

Role of Management. For all other Named Executive Officers, the CEO recommends compensation levels to the Compensation Committee for approval. Recommendations are based in part on each Named Executive Officer’s experience and responsibility level and on the CEO’s assessment of his or her performance. At the beginning of each year the CEO works with each Named Executive Officer to identify individual goals that are aligned with corporate objectives, strategic plan objectives and individual department objectives that are unique to each Named Executive Officer’s position and scope of responsibility. Individual goals pertain to meeting financial targets, leading and overseeing major projects, operational efficiencies, reliability, compliance, safety, and leadership succession and effectiveness. The CEO documents each Named Executive Officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on an individual written self-assessment completed by each Named Executive Officer, his knowledge of their accomplishments, and discussions with each Named Executive Officer. In addition to his assessment of the Named Executive Officer’s performance, the CEO recommends compensation levels based on the executive compensation studies described below. Management also recommends to the Compensation Committee financial and non-financial goals to be used as performance measures under the Company’s incentive compensation plans.

2008 Executive Compensation Study. In late 2008, the Compensation Committee directed Hewitt to perform a comprehensive review of substantially all executive compensation elements to assist the Compensation Committee in evaluating whether then-current target-level compensation and pay elements were consistent with our compensation philosophy and to provide context for the Compensation Committee’s 2009 compensation deliberations and decisions, and Mr. Shippar’s recommendations for the other executive officers. Hewitt analyzed total aggregate compensation, meaning base pay, annual incentives, and long-term incentives, of our executive officers—as compared to the five most-highly compensated executive officers at each company in a 21-company peer group. The study used the same 16-company peer group as was used to measure our TSR performance under the LTIP for the three-year period ending on December 31, 2009, plus five additional diversified electric utilities, which were added to the peer group to better align the peer group with our current operations. All of the companies were selected by the Compensation Committee based on comparability to ALLETE in terms of size (i.e., market capitalization and enterprise value), industry, and stock-trading characteristics (i.e., dividend yield, price-earnings ratio, and market-to-book value). The companies in the 2008 peer group were as follows:

Avista Corporation
Black Hills Corporation
Brookfield Asset Management Inc.
CH Energy Group, Inc.
Consolidated-Tomoka Land Company
DPL Inc.
Great Plains Energy Incorporated
Hawaiian Electric Industries, Inc.
IDACORP, Inc.
Integrys Energy Group, Inc.
MDU Resources Group, Inc.

Nicor Inc.
OGE Energy Corp.
Otter Tail Corporation
PNM Resources, Inc.
TECO Energy, Inc.
The Empire District Electric Company
The St. Joe Company
UIL Holdings Corporation
Vectren Corporation
Wisconsin Energy Corporation

The study also included Hewitt’s custom survey data comparing total compensation (base pay, target-level annual incentives, and target-level long-term incentives) to the total compensation offered by the 42 energy services industry companies set forth in Appendix B to this Proxy Statement.

In addition, the study compared the value of the accumulated payment obligations of the Company to the executive officers under our tax-qualified and non-tax-qualified executive retirement plans; the then-current value of unexercised stock options, performance share awards, unvested restricted stock units, and Common Stock owned by each executive officer; and the value of potential change in control severance benefits.

Upon review, the Compensation Committee determined that a blend of the 21-company peer group data and the energy services industry data was the most relevant market value benchmark for evaluating the executive officers’ compensation levels because it incorporated compensation data from companies to which we directly compare our long-term performance and the broader energy services industry.

The study indicated that the 2008 base salary for each executive officer was near the 50th percentile of the blended market value benchmark. The study also indicated that 2008 target-level annual incentive opportunity for each executive officer, except for Mr. Adams, fell below the 50th percentile of the blended market value benchmark. Mr. Adams’ 2008 target-level annual incentive opportunity fell near the 50th percentile of the blended market value benchmark. The 2008 grant-date value of long-term incentive compensation for the executive officers was well below the 50th percentile of the blended market value benchmark. When these elements of compensation were considered in total, the executive officers’ target-level compensation generally fell below the 50th percentile of the blended market value benchmark. These percentiles were determined by adjusting the market data to account for the Company’s size based on revenue.

The Compensation Committee determined that the potential payments to executive officers upon termination of their employment in connection with a change in control of the Company were substantially below the values provided by the companies in the peer group, but were fair and appropriate. The Compensation Committee also determined that the accumulated retirement benefits were fair and appropriate. Hewitt concluded and the Compensation Committee agreed that the potential value of outstanding LTIP awards were substantially below the comparative values of the peer companies.

This market data, along with other considerations the Compensation Committee deemed relevant, such as regional and national economic conditions, and executive experience, tenure, and performance, formed the basis for the Compensation Committee’s deliberations and compensation decisions for the executive officers in early 2009.

2009 Executive Compensation Design Changes. Based on the review in late 2008, the Compensation Committee determined that the executive officers’ compensation included appropriate elements, but that the AIP and LTIP target award opportunities were low compared to market competitive levels. In early 2009, the Compensation Committee directed the Company to increase AIP target award opportunities for each executive officer, except for Mr. Adams, by 5 percent of salary thereby increasing pay-for-performance. Although LTIP target award opportunities for each executive officer fell well below the blended market value benchmark, Mr. Shippar recommended no increases to the 2009 LTIP target award opportunities, except for Mr. Adams, because of economic conditions. Mr. Shippar recommended increasing Mr. Adams’ 2009 LTIP target award opportunity from $63,300 to $75,000 to maintain internal pay equity among the other executive officers while at the same time placing more emphasis on pay-for-performance. Mr. Shippar also recommended no annual market-adjustment salary increases for executive officers and other management-level employees who participate in the AIP and the elimination of all car allowances as cost saving measures. The Compensation Committee approved these recommendations.

The Compensation Committee’s analysis of the executive compensation study did, however, identify opportunities to better align our AIP and LTIP design with our compensation philosophy and objectives described above beginning on page 16. To accomplish those objectives, the Compensation Committee directed the Company to take the following actions in early 2009:

•
The Company changed the AIP design to place more emphasis on pay-for-performance. In order to receive any AIP payout based on achieving AIP strategic goals, the Company must achieve threshold net income performance.

•
The Company changed the mix of long-term incentive awards granted to executive officers in 2009 under the LTIP. Restricted stock units were granted instead of stock options to place more emphasis on increased stock ownership and retention. Each restricted stock unit entitles the executive officer to one share of Common Stock after three years from the award date. Dividend equivalents accrue during the vesting period and are paid in shares of Common Stock when the underlying restricted stock units vest. Executive officers must remain employed by the Company at the time the restricted stock units and accrued dividend equivalents vest to receive the full award of Common Stock. The restricted stock units will vest immediately on a prorated basis upon retirement, disability, death, or a change in control of the Company.

•
The Company allocated a greater proportion of the target value LTIP awards to performance shares to further emphasize pay-for-performance. The target value of the 2009 LTIP awards for all executive officers, except for Mr. Shippar, were allocated 67 percent to performance shares and 33 percent to restricted stock units. The target value of Mr. Shippar’s 2009 LTIP award was allocated 75 percent to performance shares and 25 percent to restricted stock units given the responsibility level of his position and to link more pay to performance.

•
The Company changed the group of companies used to measure TSR performance under the LTIP to place more emphasis on long-term performance relative to the electric utility industry, as our Florida real estate operations have become a much smaller component of the Company. Relative TSR performance is used to determine the number of performance shares earned under the LTIP. The peer group approved for 2009 is comprised of 27 companies selected from the Edison Electric Institute Stock Index based on comparability to the Company in terms of size as measured by market capitalization and payment of a dividend. These changes better align the peer group to our current operations which are focused on the electric utility industry and much less on Florida real estate. The changes to the peer group that were implemented are shown above, beginning on page 20.

In connection with Mr. Hodnik’s promotion to President in early 2009, the Compensation Committee directed Hewitt to perform a review of base pay, annual incentives, and long-term incentives of senior executives in the energy services industry. The market data used in the “2008 Executive Compensation Study” as described on page 24 along with other considerations the Compensation Committee deemed relevant, such as experience, tenure, and performance, formed the basis for the Compensation Committee’s deliberations and compensation decisions for setting Mr. Hodnik’s compensation. Effective May 1, 2009, the Compensation Committee set Mr. Hodnik’s base salary at $300,000, his 2009 AIP target award opportunity at 40 percent of his base salary, and his 2009 long-term incentive target award opportunity to $250,000. On February 8, 2010, the Board selected Mr. Hodnik to succeed Mr. Shippar as CEO effective May 1, 2010. The Compensation Committee, in consultation with the Corporate Governance Committee and PM&P, anticipates they will review Mr. Hodnik’s compensation in 2010 and set his compensation to reflect the additional responsibilities he will assume as CEO.

In mid-2009 Mr. Shippar recommended discontinuing, retroactive to January 1, 2009, Results Sharing, a broad-based profit-sharing program that was available to virtually all of our employees. Mr. Shippar made this recommendation because the Minnesota Public Utilities Commission ruled that if the Company did not pay Results Sharing awards because it did not achieve the performance goals, the Company was required to refund customers any amount that had been previously included in electric rates to fund Results Sharing awards. The Results Sharing program had previously provided each Named Executive Officer a target-level opportunity equal to 5 percent of base pay. For the Named Executive Officers, the full 5 percent target award opportunity under Results Sharing was considered pay-at-risk. In October 2009, the Compensation Committee approved an increase to each Named Executive Officer’s AIP target opportunity equal to 5 percent of base pay retroactive to January 1, 2009, to maintain the overall competitiveness of the compensation program in a way that maintained the link between pay and performance.

2009 Executive Compensation Studies. In mid-2009, the Compensation Committee directed Hewitt to update the 2008 study using the 27-company peer group shown above, beginning on page 20. The study also included Hewitt’s custom survey data comparing total compensation (base pay, target-level annual incentives, and target-level long-term incentives) to the total compensation offered by the 50 energy services industry companies set forth in Appendix B to this Proxy Statement.

In late 2009, the Compensation Committee directed PM&P to review Hewitt’s custom survey data, the design elements of our AIP and LTIP including financial performance measures, performance requirements to earn threshold, target, and maximum awards, and the mix of long-term incentive awards. The Compensation Committee also directed PM&P to perform a risk assessment of our compensation programs.

Based on the 2009 executive compensation studies, PM&P concluded and the Compensation Committee agreed that executive officers’ compensation included appropriate elements, the AIP and LTIP target award opportunities for each executive officer were fair compared to market competitive levels, and the compensation program is appropriately structured for the Company and does not encourage executives to take excessive risk.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the 2009 Annual Report on Form 10-K (Annual Report) and this Proxy Statement to be delivered to Company shareholders.

March 23, 2010

Executive Compensation Committee

Madeleine W. Ludlow, Chair
Kathleen A. Brekken
Sidney W. Emery, Jr.
James S. Haines, Jr.
Jack I. Rajala
Bruce W. Stender, ex-officio

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes the compensation paid to, granted to, or earned by each of our Named Executive Officers for each of the last three fiscal years, except for Mr. Hodnik and Mr. Adams, each of whom became a Named Executive Officer for the first time in 2009. The values shown in column (d) for Stock Awards and column (e) for Option Awards represent the grant-date fair market value, which is the amount that will be recognized as an expense over the awards' vesting period. The Stock Award and Option Award values shown do not represent amounts paid to the Named Executive Officers in the year reported, but represent the theoretical value of the future payout because the actual value a Named Executive Officer earns will depend on the extent to which his or her LTIP goals are achieved and on the market price of our Common Stock. The actual value each Named Executive Officer realized in 2009 from Stock Awards and Option Awards is shown in the Option Exercises and Stock Vested table on page 35. Likewise, the amounts shown in column (g) were not paid to the Named Executive Officers in the year reported, but represent the change in the value of retirement benefits earned by each Named Executive Officer under our retirement programs described beginning on page 37.

SUMMARY COMPENSATION TABLE 2009

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary	Stock Awards1	Option Awards2	Non-Equity Incentive Plan Compen- sation3	Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings4	All Other Compen- sation5	Total
Donald J. Shippar Chairman and Chief Executive Officer	2009 2008 2007	$560,000 $553,827 $526,577	$578,325 $398,364 $346,295	$0 $131,359 $155,869	$44,688 $407,550 $176,033	$589,544 $689,641 $528,777	$149,257 $121,061 $118,697	$1,921,814 $2,301,802 $1,852,248
Mark A. Schober Senior Vice President and Chief Financial Officer	2009 2008 2007	$275,000 $272,085 $258,562	$191,539 $110,678 $70,033	$0 $54,734 $53,057	$16,459 $144,331 $77,068	$198,186 $164,692 $87,381	$51,939 $65,005 $62,624	$733,123 $811,525 $608,725
Alan R. Hodnik President	2009	$268,998	$331,051	$0	$17,955	$105,382	$79,041	$802,427
Deborah A. Amberg Senior Vice President, General Counsel, and Secretary	2009 2008 2007	$257,000 $254,785 $243,339	$127,703 $73,785 $59,460	$0 $36,488 $45,078	$13,672 $117,526 $63,522	$51,696 $43,029 $17,504	$42,702 $53,534 $55,023	$492,773 $579,147 $483,926

Robert J. Adams Vice President – Business Development and Chief Risk Officer	2009	$219,000	$95,769	$0	$8,738	$48,239	$35,520	$407,266

Claudia Scott Welty6 Retired Senior Vice President and Chief Administrative Officer	2009 2008 2007	$238,000 $236,058 $226,108	$127,703 $73,785 $55,427	$0 $36,488 $42,021	$12,662 $108,843 $58,915	$152,951 $139,739 $69,218	$52,972 $65,191 $55,872	$584,288 $660,104 $507,561

1The amounts shown in column (d) relate to LTIP performance share opportunities and to restricted stock unit opportunities each year for each Named Executive Officer. The amounts shown reflect the grant-date fair value determined in accordance with generally accepted accounting principles using the same assumptions used in the valuation of compensation expense disclosed in Note 17 to the Company’s Consolidated Financial Statements contained in the Annual Report, but based on the probable outcome of any performance conditions and excluding the effect of estimated forfeitures. The grant-date fair market value is the total amount that we will recognize as an expense over the awards’ vesting period, except that the amounts shown do not include a reduction for forfeitures.

The amounts shown in column (d) are comprised of the following:

Name	Year	Restricted Stock Units	Performance Shares*	Discretionary Stock Bonus
Donald J. Shippar	2009 2008 2007	$135,952 $0 $0	$442,373 $398,364 $308,525	$0 $0 $37,770
Mark A. Schober	2009 2008 2007	$59,813 $0 $0	$131,726 $110,678 $70,033	$0 $0 $0
Alan R. Hodnik	2009	$96,712	$234,339	$0
Deborah A. Amberg	2009 2008 2007	$39,886 $0 $0	$87,817 $73,785 $59,460	$0 $0 $0
Robert J. Adams	2009	$29,906	$65,863	$0
Claudia Scott Welty	2009 2008 2007	$39,886 $0 $0	$87,817 $73,785 $55,427	$0 $0 $0

*The maximum grant-date fair value for each Named Executive Officer’s unearned performance share awards assuming the highest level of performance is probable:  Mr. Shippar—$884,746, Mr. Schober—$263,451, Mr. Hodnik—$468,677, Ms. Amberg—$175,634, Mr. Adams—$131,726, and Ms. Welty—$175,634.

2The amounts shown in column (e) reflect the grant-date fair value of the option awards excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in Note 17 to the Company’s Consolidated Financial Statements included in the Annual Report.

3The amounts shown in column (f) are earned AIP awards, including any amount that was deferred at the election of the Named Executive Officer.

4The amounts in column (g) for 2009 are comprised of the following:

	Aggregate Change in Actuarial Present Value of Accumulated Defined Benefit Pensions During Year	Above Market Interest on Deferred Compensation**
Donald J. Shippar	$588,336	$1,208
Mark A. Schober	$197,651	$535
Alan R. Hodnik	$105,382	$0
Deborah A. Amberg	$51,696	$0
Robert J. Adams	$48,239	$0
Claudia Scott Welty	$152,951	$0

**Above-market interest was calculated using a 5.61 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate of 4.17 percent.

5The amounts in column (h) for 2009 are comprised of the following:
	Perquisites and Other Personal Benefits*	Tax Reimbursements **	Contributions to the RSOP and Flexible Benefit Plan	Contributions to the Supplemental Executive Retirement Plan II
Donald J. Shippar	$25,152	$12,367	$49,639	$62,099
Mark A. Schober	$0	$0	$38,961	$12,978
Alan R. Hodnik	$19,285	$15,768	$36,474	$7,514
Deborah A. Amberg	$0	$0	$33,687	$9,015
Robert J. Adams	$0	$0	$32,631	$2,889
Claudia Scott Welty	$0	$0	$44,857	$8,115

*Amounts paid in 2009 include: (1) car allowances that were paid prior to their elimination in early 2009: Mr. Shippar—$3,610, Mr. Hodnik—$2,755; (2) meal and entertainment expenses for Named Executive Officer’s spouse paid by the Company: Mr. Shippar—$3,382; (3) costs associated with an executive physical for Mr. Shippar—$9,564, Mr. Hodnik—$13,866; and (4) club memberships for Mr. Shippar—$7,212. Amounts also include reimbursement for financial and tax planning services (up to $1,500 annually), an office parking space, and club memberships having a primary business purpose (but which may also allow Named Executive Officers personal use of the facilities or services). The value assigned to each perquisite given to a Named Executive Officer is based on the aggregate incremental cost to the Company associated with the fringe benefit, except for club memberships, in which the total cost is reported. The amounts reflect the full, actual cost of the fringe benefit in all cases, except for spouses’ travel and entertainment expenses. The aggregate cost to the Company for spousal travel, meals, and entertainment was calculated as the full actual cost of each benefit in excess of the amount the Company would have paid had the Named Executive Officer been traveling or eating without his or her spouse.

**The tax reimbursements relate to imputed income from spousal travel, executive physicals, and financial and tax planning services.

6The amounts shown in column (d) for Ms. Welty were calculated assuming she remained in the employ of the Company throughout the applicable vesting periods. Under the terms of the LTIP, Ms. Welty’s stock awards will be prorated as a result of her retirement. The prorated amount of performance shares for which she is eligible due to her retirement is shown in the Outstanding Equity Awards at Fiscal Year-End table on page 34. The prorated amount of restricted stock units that vested due to her retirement is shown in the Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death table on page 43.

GRANTS OF PLAN-BASED AWARDS 2009

The following Grants of Plan-Based Awards table shows the range of each Named Executive Officer’s annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2009. The narrative following the table describes the terms of each incentive award opportunity.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name and Award Type1	Grant Date	Date of Compen- sation Committee Action2	Estimated Future Payouts Under Non-Equity Incentive Plan Awards3			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards4
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Donald J. Shippar AIP RSUs Performance Shares	1/19/09 2/02/09 2/02/09	1/19/09 1/19/09 1/19/09	$126,000 – –	$336,000 – –	$672,000 – –	– – 6,458	– – 12,916	– – 25,832	– 4,305 –	– $135,952 $442,373
Mark A. Schober AIP RSUs Performance Shares	1/19/09 2/02/09 2/02/09	1/19/09 1/19/09 1/19/09	$46,406 – –	$123,750 – –	$247,500 – –	– – 1,923	– – 3,846	– – 7,692	– 1,894 –	– $59,813 $131,726
Alan R. Hodnik AIP RSUs RSUs Performance Shares Performance Shares	1/19/09 2/02/09 5/12/09 2/02/09 5/12/09	1/19/09 1/19/09 5/11/09 1/19/09 5/11/09	$50,625 – – – –	$135,000 – – – –	$270,000 – – – –	– – – 1,282 2,139	– – – 2,564 4,278	– – – 5,128 8,556	– 1,263 2,107 – –	– $39,886 $56,826 $87,817 $146,522
Deborah A. Amberg AIP RSUs Performance Shares	1/19/09 2/02/09 2/02/09	1/19/09 1/19/09 1/19/09	$38,550 – –	$102,800 – –	$205,600 – –	– – 1,282	– – 2,564	– – 5,128	– 1,263 –	– $39,886 $87,817
Robert J. Adams AIP RSUs Performance Shares	1/19/09 2/02/09 2/02/09	1/19/09 1/19/09 1/19/09	$24,638 – –	$65,700 – –	$131,400 – –	– – 962	– – 1,923	– – 3,846	– 947 –	– $29,906 $65,863
Claudia Scott Welty AIP RSUs5 Performance Shares5	1/19/09 2/02/09 2/02/09	1/19/09 1/19/09 1/19/09	$35,700 – –	$95,200 – –	$190,400 – –	– – 1,282	– – 2,564	– – 5,128	– 1,263 –	– $39,886 $87,817

1AIP Awards are made under the AIP. Performance shares and restricted stock units (RSUs), are awarded under the LTIP.

2The restricted stock units and performance shares granted to Mr. Hodnik on May 12, 2009, were approved by the Board on May 11, 2009, in connection with his promotion to President.

3Actual awards earned are shown in column (f) of the Summary Compensation Table on page 28.

4The amounts shown in column (k) reflect the grant-date fair value determined in accordance with generally accepted accounting principles using the same assumptions used in the valuation of compensation expense disclosed in Note 17 to the Company’s Consolidated Financial Statements contained in the Annual Report, but based on the probable outcome of any performance conditions and excluding the effect of estimated forfeitures. The amounts shown for performance shares and restricted stock units are the values of the awards for accounting purposes; the value a Named Executive Officer realizes from performance shares will depend on actual Common Stock performance relative to the 27-company peer group discussed above, beginning on page 20, and market price appreciation and dividend yield. The value Named Executive Officers realize from restricted stock units will depend on the market value of Common Stock at the time of vesting.

5 The amounts shown were calculated assuming Ms. Welty remained in the employ of the Company throughout the applicable restricted stock unit vesting periods and performance share performance periods. Under the terms of the LTIP, Ms. Welty’s restricted stock units and performance shares will be prorated as a result of her retirement.

GRANTS OF PLAN-BASED AWARDS DISCUSSION

The Company’s 2009 incentive awards for all Named Executive Officers, consisted of one annual incentive opportunity—the AIP, and two long-term incentive opportunities—performance shares and restricted stock units. Each incentive award is discussed below.

Annual Incentive Plan. For all the Named Executive Officers, the following were the 2009 AIP performance goals, goal weighting, and goal measures.

AIP Performance Goals	Goal Weighting	Goal Measures
		Threshold	Target	Superior
Net Income (NI)	50%	$72.6 million	$74.8 million	$83.1 million
Cash From Operating Activities (CFOA)	25%	$157.9 million	$162.8 million	$180.7 million
Strategic Goals	25%	Various; See Below

Strategic goals for 2009 were related to the Company’s ability to create a business venture focused on renewable energy markets, maintaining a competitive cost position to enable the Company to sell power to the wholesale market if not sold to its retail customers, and leadership development and succession planning. Each AIP goal’s achievement was independently measured. By design, no awards are earned if both financial goal results fall below their threshold performance levels. The amount of the target award opportunity earned is based on the goal weighting percentage assigned to the AIP performance goals achieved. The amount of the target award opportunity allocated to the strategic goals is contingent on achieving NI threshold performance. The amounts shown in column (d) of the Grants of Plan-Based Awards table on page 30 reflect the minimum AIP award that would be payable—ranging from 11.3 percent to 22.5 percent of base salary—if both NI and CFOA results are at threshold and if there is no progress on strategic goals. The amounts shown in column (e) reflect the AIP target-level awards that would be payable—ranging from 30 percent to 60 percent of base salary—if NI and CFOA results are at target and all strategic goals are achieved. The amount shown in column (f) reflects maximum AIP awards that would be payable—ranging from 60 percent to 120 percent of base salary—if NI and CFOA results are at superior and all strategic goals are surpassed.

The CEO, with input from senior management, assesses the progress made on achieving the strategic goals which are subjective in nature and makes a recommendation to the Compensation Committee as to the degree to which such goals have been achieved. The Compensation Committee then approves each AIP goal achievement level. Actual 2009 NI fell below the threshold by 12 percent, or $8.8 million; CFOA exceeded threshold by less than 1 percent, or $0.3 million; and strategic goals, overall, were met. The resulting total AIP payout for 2009 was calculated as follows:

Goal	Goal Weighting	% of Goal Achievement	% of Target Opportunity Payout
NI	50%	0.0%	0.0%
CFOA	25%	53.2%	13.3%
Strategic Goals	25%	112.0%	0.0%*
Total	100%		13.3%

*While each strategic goal was achieved, there was no associated payout because 2009 NI fell below threshold.

As a result, the amounts shown in column (f) of the Summary Compensation Table on page 28 include AIP awards earned at 13.3 percent of target in 2009, which ranged from 4 percent to 8 percent of base salary for the Named Executive Officers.

Named Executive Officers may elect to receive their AIP award in cash, or to defer some or all of it in accordance with SERP II. Named Executive Officers who retire, die, or become disabled during the year remain eligible to receive a prorated AIP award if the applicable performance goals are achieved. Named Executive Officers who terminate employment for any other reason forfeit the AIP award.

Performance Shares. Three performance share awards, each encompassing a different three-year performance period, are reflected in the Summary Compensation table on page 28 in the year that the performance period commenced and the performance share awards for the performance period beginning in 2009 are reflected in the Grants of Plan-Based Awards table on page 30. These performance share awards are summarized as follows:

Performance Period Beginning	Performance Period Ending	Status of Performance Share Award as of December 31, 2009
January 1, 2009	December 31, 2011	Performance Period Not Complete; Not Vested
January 1, 2008	December 31, 2010	Performance Period Not Complete; Not Vested
January 1, 2007	December 31, 2009	Unearned; Forfeited

In 2009, the Named Executive Officers were granted performance share awards for the three-year performance period beginning on January 1, 2009 and ending on December 31, 2011. The number of shares of Common Stock earned pursuant to the 2009 performance share awards will be based on the Company’s TSR ranking relative to a 27-company peer group. A more detailed discussion of the TSR peer group is provided above, beginning on page 20.

The amounts shown in column (g) of the Grants of Plan-Based Awards table on page 30 reflect the minimum 2009 performance share award payable, set at 50 percent of the target amount shown in column (h), which will be earned if ALLETE’s TSR for the three-year performance period ranks nineteenth among the peer group. The amounts shown in column (h) reflect the target performance share award payable if ALLETE’s TSR for the three-year performance period ranks fourteenth among the peer group. The amount shown in column (i) reflects the maximum performance share award payable, set at 200 percent of the target amount, which will be earned if ALLETE’s TSR for the three-year performance period ranks fourth or higher among the peer group. A performance share award is earned at each ranking from nineteenth to first. Performance share awards earned at TSR rankings that fall between nineteenth, fourteenth and fourth are interpolated on a straight-line basis.

Dividend equivalents accrue during the performance period and are paid in shares, but only to the extent performance goals are achieved. If earned, 100 percent of the performance shares will be paid in Common Stock after the end of the performance period. A Named Executive Officer who retires, dies, or becomes disabled during the performance period remains eligible to receive a payment of performance shares if the applicable performance goals are achieved. The actual number of performance shares will be prorated to reflect the portion of the performance period actually worked. Upon a change in control, performance share awards would immediately pay out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on then-current actual TSR ranking as compared to the peer group companies. The grant-date fair value for performance shares awarded to each Named Executive Officer is included in the amount shown in column (d) of the Summary Compensation Table on page 28.

Performance shares awarded for both the 2009–2011 and the 2008–2010 performance periods remain unearned unless and until the performance goals are achieved at the end of the respective performance periods. The number of performance shares awarded to each Named Executive Officer in each of those periods is shown in column (h) of the Outstanding Equity Awards at Fiscal Year-End table on page 34. An estimated market value of the unearned and unvested performance shares, assuming threshold performance in the case of the 2009–2011 performance period and target performance in the case of the 2008–2010 performance period is shown in column (i) of that table. The actual value, if any, to the Named Executive Officers will be determined at the end of 2010 and 2011, respectively, based on the Company’s actual TSR ranking for the three-year performance period relative to the peer group.

During the three-year performance period 2007–2009, the Company’s shareholders realized a TSR of negative 18.8 percent on their investment in Common Stock, ranking the Company thirteenth among the peer group of 16 comparable companies. As a result, the Named Executive Officers did not earn a performance share payout for the 2007–2009 performance period and those performance shares were forfeited.

Restricted Stock Units. The number of restricted stock units awarded to the Named Executive Officers in 2009 is shown in column (j) of the Grants of Plan-Based Awards table on page 30. Each restricted stock unit entitles the Named Executive Officer to receive one share of Common Stock when the unit vests after the period of time specified in the award. The restricted stock units granted in 2009 vest on the third anniversary of the award date. The Named Executive Officers must remain employed by the Company at the time restricted stock units vest to receive the Common Stock. Dividend equivalents accrue during the vesting period and are paid in shares, but only to the extent that the restricted stock units actually vest. Upon the Named Executive Officer’s retirement, disability, or death, or upon a change in control of the Company, a prorated number of the restricted stock units would vest immediately. The full grant-date fair value for restricted stock units awarded to each Named Executive Officer is included in the amount shown in column (d) of the Summary Compensation Table on page 28. The number of unvested restricted stock units outstanding at the end of 2009, including dividend equivalents, is shown in column (f) of the Outstanding Equity Awards at Fiscal Year-End table on page 34, while the value of the award as of December 31, 2009, is shown in column (g).

Subject to the relevant plan documents, the Compensation Committee has full discretion to determine the terms and conditions of awards under the AIP and LTIP programs. This discretion includes the ability to increase, reduce, or eliminate awards regardless of whether applicable performance goals have been achieved. Outstanding LTIP awards, however, may not be adversely affected without the consent of the Named Executive Officer. The Compensation Committee did not exercise discretion to increase, reduce or eliminate awards during 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested3	Market Value of Shares or Units of Stock That Have Not Vested4	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested5	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested6
	Exercisable	Unexercisable1
Donald J. Shippar					5,090	$166,341	17,095	$558,665
	7,217	0	$29.79	1/02/2012
	13,905	0	$37.76	2/02/2014
	19,618	0	$41.35	2/01/2015
	20,256	0	$44.15	2/01/2016
	12,750	6,375	$48.65	2/01/2017
	11,029	22,059	$39.10	2/01/2018
Mark A. Schober					2,239	$73,171	4,902	$160,197
	4,413	0	$29.79	1/02/2012
	2,207	0	$23.79	2/03/2013
	3,579	0	$37.76	2/02/2014
	4,167	0	$41.35	2/01/2015
	5,234	0	$44.15	2/01/2016
	4,340	2,170	$48.65	2/01/2017
	4,595	9,192	$39.10	2/01/2018
Alan R. Hodnik					3,984	$130,197	5,312	$173,596
	1,366	0	$37.76	2/02/2014
	1,655	0	$41.35	2/01/2015
	2,165	0	$44.15	2/01/2016
	1,874	938	$48.65	2/01/2017
	2,214	4,429	$39.10	2/01/2018
Deborah A. Amberg					1,493	$48,791	3,268	$106,798
	1,360	0	$27.40	1/02/2011
	1,209	0	$29.79	1/02/2012
	1,209	0	$23.79	2/03/2013
	1,070	0	$37.76	2/02/2014
	3,549	0	$41.35	2/01/2015
	6,004	0	$44.15	2/01/2016
	3,687	1,844	$48.65	2/01/2017
	3,063	6,128	$39.10	2/01/2018
Robert J. Adams					1,120	$36,602	2,246	$73,399
	2,889	0	$37.76	2/02/2014
	3,492	0	$41.35	2/01/2015
	3,411	0	$44.15	2/01/2016
	2,114	1,058	$48.65	2/01/2017
	1,939	3,879	$39.10	2/01/2018
Claudia Scott Welty2					0	$0	1,673	$54,674
	3,862	0	$27.40	1/02/2011
	3,367	0	$29.79	1/02/2012
	3,367	0	$23.79	12/31/2012
	3,557	0	$37.76	12/31/2012
	4,338	0	$41.35	12/31/2012
	5,442	0	$44.15	12/31/2012
	5,156	0	$48.65	12/31/2012
	9,191	0	$39.10	12/31/2012

1Each option award has a ten-year term. Therefore, the grant date for each award is the date ten years prior to the date shown in column (e). Options vest in three equal installments on each of the first, second, and third anniversaries of the grant date.

2Ms. Welty retired on December 31, 2009. Her options then unexercisable became fully vested as of her retirement date. She has until the earlier of the original expiration date or three years from her retirement date to exercise all her outstanding options.

3The amounts shown include the restricted stock units granted on February 2, 2009, to each Named Executive Officer and to Mr. Hodnik on May 12, 2009, plus dividend equivalents. Restricted stock units vest three years after the grant date provided the Named Executive Officer continues to be employed by the Company. The restricted stock units granted to Ms. Welty on

February 2, 2009 are shown in column (d) of the Option Exercises and Stock Vested table below because the restricted stock units vested on a prorated basis due to her retirement on December 31, 2009.

4The amount shown was calculated by multiplying the number of units in column (f) by $32.68, the closing price of Common Stock on December 31, 2009.

5Represents the Common Stock that would be payable for outstanding performance share awards if target performance were achieved (a TSR ranking of ninth among the 16-company peer group) for the performance period 2008–2010 and if threshold performance was achieved (a TSR ranking of nineteenth among the 27-company peer group) for the performance period 2009–2011. The amounts shown for Ms. Welty reflect the prorated amounts for which she is eligible due to her December 31, 2009 retirement. The Named Executive Officers did not earn a performance share payout for the 2007–2009 performance period. As a result, those performance shares are not shown because they were forfeited.

6These amounts were calculated by multiplying the number of shares and units in column (h) by $32.68, the closing price of Common Stock on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED 2009

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting1	Value Realized on Vesting
Donald J. Shippar	–	–	–	–
Mark A. Schober	–	–	–	–
Alan R. Hodnik	–	–	–	–
Deborah A. Amberg	–	–	–	–
Robert J. Adams	–	–	–	–
Claudia Scott Welty	–	–	335	$11,167

1Pursuant to the LTIP terms, Ms. Welty will not receive the Common Stock until six months after her separation from service.

PENSION BENEFITS 2009

(a)	(b)	(c)	(d)
Name	Plan Name	Number of Years Credited Service (#)1	Present Value of Accumulated Benefit2
Donald J. Shippar	Minnesota Power and Affiliated Companies Retirement Plan A	28.67	$941,571
	Minnesota Power and Affiliated Companies Retirement Plan B	1.08	$129,753
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	28.00	$514,140
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	33.00	$2,845,412
Mark A. Schober	Minnesota Power and Affiliated Companies Retirement Plan A	28.67	$729,077
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	31.92	$526,101
Alan R. Hodnik	Minnesota Power and Affiliated Companies Retirement Plan A	11.75	$151,167
	Minnesota Power and Affiliated Companies Retirement Plan B	12.75	$365,855
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	27.75	$203,942
Deborah A. Amberg	Minnesota Power and Affiliated Companies Retirement Plan A	16.17	$160,021
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	19.33	$98,003
Robert J. Adams	Minnesota Power and Affiliated Companies Retirement Plan A	19.67	$217,320
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	22.92	$97,554
Claudia Scott Welty	Minnesota Power and Affiliated Companies Retirement Plan A	27.67	$797,336
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	25.92	$173,041
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	30.75	$303,003

1The amounts in column (c) for SERP II reflect actual years of service with the Company. Credited service under Retirement Plan A (as defined below) stopped on September 30, 2006 and under SERP I stopped on December 31, 2004. Mr. Shippar and Mr. Hodnik’s credited service under Retirement Plan B (as defined below) reflects the actual time that they were active participants in Retirement Plan B.

2The amounts shown in column (d) represent the discounted net present values of the annual annuity payments to which the Named Executive Officers would be entitled at retirement assuming they retire at age 62, the earliest age at which Named Executive Officers may receive unreduced pension benefits. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 5.81 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses. The amounts reflect the accumulated pension benefits over the years of credited service shown for each plan.

PENSION BENEFITS DISCUSSION

Minnesota Power and Affiliated Companies Retirement Plan A (Retirement Plan A) is a tax-qualified defined benefit pension plan that covers the majority of our nonunion employees, including the Named Executive Officers. Pension benefits are based on the employee’s years of service and the employee’s final average earnings. Final average earnings covered by Retirement Plan A include the highest consecutive 48 months of salary and Results Sharing awards in the last 15 years of service. As the result of a Company-wide nonunion benefit change, Named Executive Officers have not accrued additional credited service under Retirement Plan A since September 30, 2006. The pension benefit is calculated as a life annuity using the following formula:

[	0.8%	×	years of credited service from July 1, 1980 through September 30, 2006		]	×	final average earnings
plus (for Named Executive Officers hired before July 1, 1980)
	[	10%	+	(1% × years of credited service prior to July 1, 1980)	]	×	final average earnings

Mr. Shippar and Mr. Hodnik are also entitled to a pension benefit under the Minnesota Power and Affiliated Companies Retirement Plan B (Retirement Plan B) based on positions each held previously. Retirement Plan B is a tax-qualified defined benefit pension plan that covers the majority of our union employees. The Retirement Plan B pension benefit is calculated as a life annuity using the following formula:

[	10%	+	(1% × years of credited service)	]	×	final average earnings

The 10 percent portion of the formulas is prorated, based on years of service, between Retirement Plan A and Retirement Plan B for Mr. Shippar. Final average earnings covered by Retirement Plan B include the highest consecutive 48 months of salary and Results Sharing awards in the last 10 years of service. The remaining terms of Retirement Plan B are substantially the same as Retirement Plan A (Retirement Plan A and Retirement Plan B are collectively referred to as the Retirement Plans).

Normal retirement age under the Retirement Plans is age 65 with at least five years of continuous service with the Company. Named Executive Officers become eligible for an unreduced early retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. Named Executive Officers are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early retirement benefit commencement age. Mr. Shippar, Mr. Schober and Mr. Hodnik are currently eligible to receive early retirement benefits. Ms. Amberg and Mr. Adams have a vested Retirement Plan A benefit, but are not currently eligible to receive early retirement benefits. Ms. Welty retired on December 31, 2009, elected the normal form of benefit, and began receiving her Retirement Plan benefit on January 31, 2010.

Each Named Executive Officer is married. The normal form of Retirement Plan A benefit payment for married participants is a life annuity with a 60 percent surviving spouse benefit. The normal form of Retirement Plan B benefit payment for married participants is a life annuity with a 50 percent surviving spouse benefit. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for both Retirement Plans. The Retirement Plans do not provide for lump sum distributions. Once pension benefit payments have commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of 3 percent per year.

Both the annual earnings that may be considered in calculating benefits under the Retirement Plans and the annual benefit amount that the Retirement Plans may deliver to a Named Executive Officer are limited by the Tax Code. The SERP Plans are designed to provide supplemental pension benefits, paid out of general Company assets, to eligible executives including the Named Executive Officers, in amounts sufficient to maintain total pension benefits upon retirement at the level which would have been provided by our Retirement Plans if benefits were not restricted by the Tax Code. The SERP formula is calculated as follows:

[	0.8%	×	years of credited service from July 1, 1980 through retirement or termination date		]	×	SERP final average earnings
plus (for Named Executive Officers hired before July 1, 1980)
	[	10%	+	(1% × years of credited service prior to July 1, 1980)	]	×	SERP final average earnings

The compensation generally used to calculate SERP benefits is the sum of a participant’s (i) annual salary and Results Sharing awards in excess of the Tax Code limits imposed on Retirement Plan A and (ii) AIP awards. The earnings used for purposes of calculating SERP benefits are equal to the highest consecutive 48 months of such SERP compensation. The highest-consecutive 48-month salary and AIP awards can result from different periods; however, both the salary and the AIP awards must fall within the last 15 years of service. The present value on December 31, 2009, of each Named Executive Officer’s SERP pension benefit is shown in the Pension Benefits table on page 36. The 2009 increase in the SERP II pension benefit value for each Named Executive Officer is included in column (g) of the Summary Compensation Table on page 28.

Each Named Executive Officer has elected a date when SERP benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP I benefits is a 15-year annuity. The optional form of payment for the SERP I benefits is a life annuity, which is the actuarial equivalent of the normal form of payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP I benefits vest and become payable only if the Named Executive Officer retires after reaching age 50 with 10 years of service. SERP I payments commence upon retirement.

SERP II benefits vest and become payable only if the Named Executive Officer (i) retires after reaching age 50 with 10 years service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 after becoming disabled with 10 years of service. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. The SERP II benefits accrued after December 31, 2004, are accelerated upon a termination in connection with a change in control under the Severance Plan.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits mirror Retirement Plan A’s eligibility requirements and early retirement benefits discussed above.

NONQUALIFIED DEFERRED COMPENSATION 2009

(a)	(b)	(c)	(d)	(e)	(f)
Name	Plan Name	Executive Contributions in 20091	Company Contributions in 20092	Aggregate Earnings in 20093	Aggregate Balance as of December 31, 20094
Donald J. Shippar	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$33,849	$414,279
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$16,800	$70,046	$57,441	$729,119
	Minnesota Power and Affiliated Companies Executive Investment Plan II	$0	$0	$12,414	$201,357
Mark A. Schober	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$118,751	$720,791
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$71,459	$13,624	$15,199	$927,057
	Minnesota Power and Affiliated Companies Executive Investment Plan II	$0	$0	$5,609	$95,257
Alan R. Hodnik	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$32,780	$173,064
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$0	$7,514	$10,624	$72,695
Deborah A. Amberg	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$19,010	$224,270
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$6,836	$9,213	$50,062	$278,731
Robert J. Adams	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$14,417	$60,508
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$0	$0	$5,750	$28,311
Claudia Scott Welty	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	$85,442	$571,314
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$0	$0	$16,607	$963,112

1The amounts shown in column (c) include the following amounts: (i) salary earned and deferred in 2009 that was also reported in column (c) of the Summary Compensation Table on page 28: Mr. Shippar—$16,800 and Mr. Schober—$55,000; and (ii) compensation that was earned and deferred in 2009 that was also reported in column (f) of the 2009 Summary Compensation Table: Mr. Schober—$16,459 and Ms. Amberg—$6,836.

2Amounts shown in column (d) reflect compensation that was earned and deferred in 2009 that was also reported in column (h) of the Summary Compensation Table.

3The amounts shown in column (e) represent unrealized and realized earnings, including above-market interest earned in 2009 on nonqualified deferral balances, which was also reported in column (g) of the Summary Compensation Table as follows: Mr. Shippar—$1,208 and Mr. Schober—$535. Above-market interest was calculated using a 5.61 percent rate of return, which exceeds 120 percent of the applicable federal long-term rate of 4.17 percent.

4 The aggregate balance shown for the SERP II includes compensation that was previously earned and reported in 2007 and 2008 on the Summary Compensation Table as follows: Mr. Shippar—$223,979, Mr. Schober—$267,832, Ms. Amberg—$105,071, and Ms. Welty—$360,941. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2009. The aggregate balances shown for the SERP I and the Minnesota Power and Affiliated Companies Executive Investment Plan II include compensation that was previously earned and reported in the Summary Compensation Table prior to 2007 and have since been adjusted for investment performance (i.e., earnings and losses).

The SERP also provides a supplemental defined contribution benefit and a deferral account benefit. The SERP supplemental defined contribution benefit is designed to provide Named Executive Officers a benefit that is substantially equal to the benefit they would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the Flexible Benefit Plan and RSOP. Annually, each Named Executive Officer may elect to defer to a SERP II deferral account, on a before-tax basis, some or all of his or her salary and AIP award. Named Executive Officers whose base salary is below the tax-qualified benefit plan’s annual compensation limits may also elect to defer some or all of the SERP II defined contribution benefit. Named Executive Officers can select among different crediting rates to apply to deferral balances under the SERP Plans, which match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The Named Executive Officers may change their investment elections at any time. The amount of the 2009 SERP II defined contribution benefit received by each Named Executive Officer is included in column (h) of the Summary Compensation Table on page 28. The aggregate amount each Named Executive Officer elected to defer and the amount that the Company contributed to the SERP II in 2009 is shown in the Nonqualified Deferred Compensation table on page 39.

Each Named Executive Officer has elected a date when benefit payments from his or her SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. Generally, SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. However, for contributions made prior to January 1, 2005, the full SERP I deferral account balance will be paid prior to the scheduled commencement date to any Named Executive Officer who is not eligible to retire at the time he or she terminates employment with the Company. In addition, a Named Executive Officer may request an early distribution of some or all of his or her SERP I deferral account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, may elect an early withdrawal of contributions made to his or her account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

A Named Executive Officer is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005, to his or her SERP II deferral account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee. Contributions made to a SERP II deferral account after December 31, 2004, will be paid in full upon a termination of employment in connection with a change in control.

A Named Executive Officer may elect to receive his or her SERP deferral account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of both. A Named Executive Officer who retires will receive a fixed 7.5 percent annual interest crediting rate on his or her deferral account balance until paid in full.

Prior to 1996, the Company also provided executives an opportunity to elect to defer salary and AIP awards under the Minnesota Power and Affiliated Companies Executive Investment Plan II (EIP II), a nonqualified deferred compensation plan. Deferrals pursuant to such opportunity ended in 2002 and EIP II has been closed to new contributions since then. The Company resets the crediting rate under the EIP II annually at 120 percent of the rolling average of the 10-year Treasury Note. The EIP II benefits become payable upon retirement in the form of monthly annuity payments over a 5-, 10-, or 15-year period as elected by the executive. Generally, EIP II benefit payments will not begin earlier than the elected commencement date. However, the Named Executive Officer may request an early distribution of some or all of his EIP II account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, he or she may elect an early withdrawal of his account balance subject to a 10 percent early withdrawal penalty.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Severance Plan covers each Named Executive Officer as well as other key executives (collectively, Participants). Under the Severance Plan, a change in control of ALLETE generally means any one of the following events:

•	Acquisition by any person, entity, or group acting together of more than 50 percent of the total fair market value or total voting power of the Company’s Common Stock;

•	Acquisition in any 12-month period of 40 percent or more of the Company’s assets by any person, entity, or group acting together;

•	Acquisition in any 12-month period of 30 percent or more of the total voting power of the Company’s Common Stock by any person, entity, or group acting together; or

•	A majority of members of the Board of Directors is replaced during any 12-month period.

Each Named Executive Officer is entitled to receive specified benefits in the event his or her employment is involuntarily terminated six months before or up to two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the Named Executive Officer other than for cause, or (ii) the Named Executive Officer resigns from his or her employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, or felony convictions. Good reason generally means a material reduction in the Named Executive Officer’s responsibilities or authority; a material reduction in his or her supervisor’s responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which a Named Executive Officer provides services; or reassignment to another geographic location more than 50 miles from the Named Executive Officer’s current job location.

Under the Severance Plan, Mr. Shippar, Mr. Schober, Mr. Hodnik and Ms. Amberg would be entitled to receive a lump sum severance payment of 2.5 times their annual compensation. Mr. Adams would receive a severance payment of 1.5 times his annual compensation. Ms. Welty’s participation in the Severance Plan ended upon her retirement; therefore, she would not be entitled to receive a lump sum severance payment. Annual compensation includes base salary and an amount representing a target award under the AIP in effect for the year of termination. The Severance Plan also provides a lump sum benefit continuation payment to Mr. Shippar, Mr. Schober, Mr. Hodnik and Ms. Amberg approximately equal in value to the benefits (as specified below) that they would have received had they remained in the employ of the Company after their termination for an additional 2.5 years, and in the case of Mr. Adams, an additional 1.5 years. The lump sum benefit continuation payment includes the value of the following benefits: (i) premiums for medical, dental, and basic group term life insurance benefits; (ii) Company contributions under the Flexible Benefit Plan; and (iii) the present value of additional SERP II benefits the Participant would have received under the SERP II had employment continued for 2.5 or 1.5 years after the later of the change in control or termination, as applicable.

As a condition of receiving the payments under the Severance Plan, Participants must sign a waiver of potential claims against the Company, and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or director of the Company for employment for a period of two years, or publicly criticize the Company.

Upon a change in control, awards under the AIP would be calculated as if the end of the performance year had occurred, based on the Company’s performance through the date of the change in control. AIP awards could range from zero to 200 percent of the target award opportunity depending on actual goal results. The SERP II also provides for a lump sum payment of benefits earned after December 31, 2004, through the termination of employment in connection with a change in control. Under the LTIP, if a change in control were to occur, unvested stock options would immediately vest, restricted stock units would immediately vest on a prorated basis, and performance share awards would immediately pay out on a prorated basis at the greater of target level or the level earned based on then-current actual TSR ranking as compared to the peer group companies.

The total amount of severance payments due under the Severance Plan plus any payments accelerated under the AIP, LTIP, and SERP II, due to a change in control, will be limited to an amount which would result in no portion of such amount being subject to excise tax under Section 4999 of the Tax Code, unless the payment would have to be reduced to an amount less than 85 percent of the amount the Named Executive Officer would otherwise have received, absent the imposition of the excise tax. If payments to a Named Executive Officer would be reduced to an amount less than 85 percent of the amount the Named Executive Officer would otherwise have received, total payments would not be reduced and the Named Executive Officer would instead receive an additional gross-up payment that would provide the Named Executive Officer with the same net after-tax payment the Named Executive Officer would have received if the excise tax had not applied to any of the payments.

Estimated Potential Payments Upon Termination Associated with a Change in Control

If a change in control had occurred on December 31, 2009, and if, as a result, a Named Executive Officer’s employment was terminated, the following table illustrates the value that the Named Executive Officer would have received.

Payments	Mr. Shippar	Mr. Schober	Mr. Hodnik	Ms. Amberg	Mr. Adams	Ms. Welty10
Severance	$2,240,000	$996,875	$1,087,500	$792,582	$427,050	$0
Annual Incentive Plan1	0	0	0	0	0	0
Unvested Stock Options2	0	0	0	0	0	0
Performance Shares3	561,212	148,098	126,564	107,524	69,102	0
Unvested Restricted Stock Units4	45,552	20,056	30,779	13,371	10,012	0
SERP II Pension5	400,328	129,494	63,821	0	0	0
SERP II Defined Contribution6	175,117	34,060	18,784	23,032	4,334	0
Benefits7	46,909	41,703	39,704	39,559	23,022	0
Outplacement Services8	25,000	25,000	25,000	25,000	25,000	0
Excise Tax & Gross-Up9	1,307,398	552,169	584,425	0	0	0
Total Payments	$4,801,516	$1,947,455	$1,976,577	$1,001,068	$558,520	$0

1Because the performance period ended on December 31, 2009, no acceleration of benefits would have occurred under this scenario.

2The award values for stock options were calculated based on the difference between the option exercise price and the $32.68 closing price of Common Stock on December 31, 2009.

3Outstanding performance shares for the performance periods 2007—2009, 2008—2010, and 2009—2011 would be accelerated under this scenario. The amounts shown assume that target TSR performance would be used to calculate the award payout for the 2007—2009, 2008—2010, and 2009—2011 performance periods; all amounts were calculated based on the $32.68 closing share price of Common Stock on December 31, 2009.

4The award values for restricted stock units were calculated based on the $32.68 closing price of Common Stock on December 31, 2009.

5Ms. Amberg and Mr. Adams would not be eligible for retirement benefits even after being credited with an additional 2.5 and 1.5 years of service, respectively.

6The amounts shown reflect 2.5 years and 1.5 years, as applicable, of SERP II defined contribution benefits.

7 The amounts shown reflects the value of (i) medical, dental, and basic group term life insurance benefit premiums, (ii) Company contributions under the Flexible Benefit Plan that the Named Executive Officers would have received had they remained in the employ of the Company after their termination for an additional 2.5 years or, in the case of Mr. Adams, an additional 1.5 years.

8 The Company will pay outplacement service providers directly up to the amount shown for the cost of outplacement services provided to the Named Executive Officers. No amount will be paid unless the Named Executive Officers choose to utilize outplacement services within the time frame specified in the Severance Plan.

9 Mr. Shippar, Mr. Schober, and Mr. Hodnik would be subject to the excise tax and eligible for a gross-up payment. The gross-up payment would cover (i) the amount of federal excise taxes, and (ii) the additional income taxes resulting from payment of the gross-up.

10 Because Ms. Welty retired, she was not eligible to receive any payments upon a change in control on December 31, 2009.

Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death

The LTIP also provides for immediate accelerated vesting of stock options and, on a prorated basis, of restricted stock units upon the retirement, disability, or death of a Named Executive Officer. Named Executive Officers have three years from retirement, and one year from disability or death, to exercise all outstanding stock options. Named Executive Officers may be entitled to a prorated performance share award upon retirement, disability, or death if TSR performance goals are achieved at the conclusion of the three-year performance period.

The following table illustrates the value Named Executive Officers would have received solely in connection with accelerated vesting triggered by a retirement, disability or death, had the event occurred on December 31, 2009, except as to Ms. Amberg and Mr. Adams, for whom retirement is not a potential triggering event.

Payments	Mr. Shippar	Mr. Schober	Mr. Hodnik	Ms. Amberg	Mr. Adams	Ms. Welty
Annual Incentive Plan1	$0	$0	$0	$0	$0	$0
Unvested Stock Options2	0	0	0	0	0	0
Performance Shares3	166,323	46,218	22,277	30,812	19,494	30,808
Unvested Restricted Stock Units4	45,552	20,056	30,779	13,371	10,012	10,938
Total Payments	$211,875	$66,274	$53,056	$44,183	$29,506	$41,746

1Because the performance period ended on December 31, 2009, no acceleration of benefits would have occurred under this scenario.

2 The award values for stock options were calculated based on the difference between the option exercise price and the $32.68 closing share price of Common Stock on December 31, 2009.

3 Outstanding performance shares for the performance periods 2007—2009, 2008—2010, and 2009—2011 would be earned on a prorated basis under this scenario if TSR performance goals are achieved at the conclusion of the three-year performance period. The amounts shown assume performance shares would be earned for the 2009—2011 performance period based on TSR performance of 83.3 percent of target through December 31, 2009. The amounts shown assume no performance shares were or would be earned for the 2008—2010 performance period because TSR performance for this performance period as calculated through December 31, 2009 was below the threshold performance level. The amounts shown reflect no performance share amount for the performance period 2007—2009 because TSR performance was below the threshold performance level and as a result, the performance shares were forfeited. Award values were based on the $32.68 closing price of Common Stock on December 31, 2009.

4 The award values for restricted stock units were calculated and prorated based on the $32.68 closing share price on December 31, 2009.

Estimated Additional Payments Due to Long-Term Disability

Typically ALLETE employees, including the Named Executive Officers, who become disabled may, while on long-term disability, continue to be treated as employees for certain purposes, including remaining eligible to earn retirement plan contributions and credited service for purposes of calculating the SERP II benefit until the earlier of voluntary resignation or reaching normal retirement age. The table below illustrates the estimated additional SERP II benefit that would have been earned by each Named Executive Officer if he or she had gone on long-term disability on December 31, 2009.

	Mr. Shippar	Mr. Schober	Mr. Hodnik	Ms. Amberg	Mr. Adams	Ms. Welty2
Additional SERP II Benefit1	$0	$0	$11,150	$158,901	$138,486	$0

1 The amounts shown represent the difference between the discounted net present values of the annual annuity payments to which the Named Executive Officers would be entitled upon a termination of employment occurring on December 31, 2009, and at normal retirement age. The following assumptions were used to calculate the amounts shown above: Each Named Executive Officer became disabled on December 31, 2009, and remained on disability until reaching normal retirement age; discount rate of 5.81 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses.

2 Because Ms. Welty retired, she was not eligible to receive any additional SERP II benefit.

Named Executive Officers do not receive any other enhancements to their retirement benefits upon termination of employment other than in connection with a change in control or becoming disabled as described above. Vested retirement benefits become payable upon termination of employment as discussed in the Pension Benefits Discussion starting on page 37. The SERP and EIP II deferral account benefits become payable upon termination of employment as described following the Nonqualified Deferred Compensation table beginning on page 39.

DIRECTOR COMPENSATION 2009

The Compensation Committee has primary responsibility for the process of developing and evaluating the non-employee director compensation programs. The Board approves the non-employee director compensation programs.

The following table sets forth the non-employee director compensation earned in 2009.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash1	Stock Awards1, 2	Option Awards3	All Other Compensation4	Total
Kathleen A. Brekken	$45,020	$59,980	$0	$0	$105,000
Kathryn W. Dindo	$19,503	$59,997	$0	$10,000	$89,500
Heidi J. Eddins	$42,020	$59,980	$0	$0	$102,000
Sidney W. Emery, Jr.	$37,520	$59,980	$0	$322	$97,822
James S. Haines, Jr.	$9,375	$60,000	$0	$7,500	$76,875
James J. Hoolihan	$39,020	$59,980	$0	$1,000	$100,000
Madeleine W. Ludlow	$43,020	$59,980	$0	$0	$103,000
George L. Mayer	$46,520	$59,980	$0	$0	$106,500
Douglas C. Neve	$47,520	$59,980	$0	$0	$107,500
Jack I. Rajala	$45,020	$59,980	$0	$0	$105,000
Leonard C. Rodman	$24,500	$60,000	$0	$35,000	$119,500
Bruce W. Stender	$55,020	$59,980	$0	$1,691	$116,691

1Mr. Haines and Mr. Rodman elected to defer all of their eligible director fees under the ALLETE Non-Employee Director Compensation Deferral Plan II.

2This amount reflects the grant-date fair value of the annual stock retainer paid on June 1, 2009, at which time each director, except Ms. Dindo and Mr. Haines, received 2,260 fully-vested shares of Common Stock valued at $26.54. Due to mid-year appointments to the Board, Ms. Dindo received 2,054 shares valued at $29.21 and Mr. Haines received 1,815 shares valued at $33.06.

3Mr. Rajala had 3,879 fully-vested stock option awards outstanding as of December 31, 2009.

4The amounts shown in column (e) for Ms. Dindo, Mr. Haines, and Mr. Rodman include compensation paid to them in 2009 for the period during which each was a nominee and during which each attended Board Meetings and performed services comparable to that of a director. The total paid for such services equaled the compensation that each would have received if they had been a director. The amounts shown in column (e) also reflect tax reimbursement related to spousal travel for Mr. Emery, Mr. Hoolihan, and Mr. Stender. The aggregate cost to the Company for spousal travel was calculated as the full actual cost of each benefit in excess of the amount the Company would have paid had the director been traveling or eating without his or her spouse and, in each case, was less than $10,000.

Employee directors receive no additional compensation for their services as directors. The Company pays each non-employee director under the terms of the ALLETE Director Stock Plan an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

	2009 Annual Retainer Fees
	Cash	Stock
Lead Director	$55,000	$60,000
All Other Directors	$30,000	$60,000

In addition, the Company pays each non-employee director, other than the Lead Director, annual cash retainer fees for each committee and chair assignment as set forth below:

2009 Committee Retainer Fees
Member Fee		Chair (Includes Member Fee)
Audit Committee	$9,000	$17,500
Compensation Committee	$7,500	$13,000
Corporate Governance Committee	$7,500	$12,000

Retainer fees are prorated based on the actual term of service per year.

The Lead Director receives the Lead Director cash retainer and the director stock retainer fee, but does not receive any other committee or chair retainers. Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

We provide a deferral account benefit to the directors under the terms of the ALLETE Director Compensation Deferral Plan (Deferral Plan I) and the ALLETE Non-Employee Director Compensation Deferral Plan II (Deferral Plan II). Deferral Plan I and Deferral Plan II collectively are referred to as the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004. On May 1, 2009, the Board amended the Deferral Plan II to permit directors to elect to defer their stock retainers.

Annually, each director may elect to defer to a Deferral Plan II cash account some or all of his or her cash retainer fees. Directors can select among different investment crediting rates to apply to deferral cash account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The directors may change their investment elections at any time. Annually, each director may elect to defer to a Deferral Plan II stock account some or all of his or her stock retainer fees. Deferred stock retainer fees are credited to a director’s stock account that mirrors the performance of our Common Stock and is credited with dividend equivalents equal to cash dividends that are declared and paid on our Common Stock.

Each director elects a date when benefit payments from his or her Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made prior to January 1, 2005, to his or her Deferral Plan I account subject to a 10 percent early withdrawal penalty.

A director is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005, to his or her Deferral Plan II account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee.

A director may elect to receive his or her Deferral Plan cash and stock account balances in the form of either a lump sum payment or annual installments over a 5-, 10-, or 15-year period, or a combination of both. A director who retires from the Board will receive a fixed 7.5 percent annual interest crediting rate on his or her Deferral Plan cash account balance and will receive dividend equivalents on his or her Deferral Plan II stock account balance until paid in full.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the shares of Common Stock available for issuance under the Company’s equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans1
Equity Compensation Plans Approved by Security Holders	646,235	$40.05	915,293
Equity Compensation Plans Not Approved by Security Holders	0	N/A	0
Total	646,235	$40.05	915,293

1 Excludes the number of securities to be issued upon exercise of outstanding options, warrants, and rights. The amount shown is comprised of: (i) 806,188 shares available for issuance under the LTIP in the form of options, rights, restricted stock, performance units, shares, and other grants as approved by the Compensation Committee of the Board; (ii) 46,373 shares available for issuance under the Director Stock Plan as payment for a portion of the annual retainer payable to non-employee directors; and (iii) 62,732 shares available for issuance under the ALLETE and Affiliated Companies Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of six non-employee directors, each of whom has been determined by the Board to be “independent” under ALLETE’s Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Mr. Neve and Ms. Dindo are each an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter that was reviewed and reaffirmed in January 2009. The current Audit Committee charter is available on the Company’s Web site at www.allete.com. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit process, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the Annual Report.

During 2009, the Audit Committee met and held separate discussions with members of management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and with the Director of Internal Audit regarding the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting, and the Company’s compliance with laws and regulations. It also reviewed the Company’s process for communicating its code of business conduct and ethics. The Audit Committee approved the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year 2010, subject to shareholder ratification. The Audit Committee received and reviewed the written disclosures and letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee has received written material addressing PricewaterhouseCoopers’ internal quality control procedures and other matters, as required by the NYSE Listing Standards.

The Audit Committee has: (i) reviewed and discussed the Company’s Consolidated Financial Statements for the year ended December 31, 2009, with the Company’s management and with the Company’s independent registered public accounting firm; (ii) met with management to discuss all financial statements prior to their issuance and to discuss significant accounting issues and management judgments; and (iii) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the statement on auditing standards No. 61, as amended (as adopted by the PCAOB in rule 3200T) which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. Management represented to the Audit Committee that the Company’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC’s rules and regulations.

The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee’s annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements for the years ended December 31, 2009, and December 31, 2008, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

All audit and non-audit services and fees for 2009 were pre-approved by the Audit Committee. We have considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers’ independence.

	2009	2008
Audit Fees1	$1,173,500	$1,337,000
Audit-Related Fees2	–	75,000
Tax Fees3	7,885	536,000
All Other Fees4	3,000	3,000
Total	$1,184,385	$1,951,000

1Audit fees were comprised of audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, subsidiary audits, and security offerings.

2Audit-related fees were comprised of a construction practices and controls review performed in 2008.

3Tax fees were comprised of tax compliance services, including assistance with the preparation of tax returns and claims for tax refunds, and tax consultation and planning services, including assistance with tax audits and appeals and employee benefit plans, and requests for rulings or technical advice from taxing authorities. In 2009, fees were for tax consultation. In 2008, tax compliance services totaled $5,000, and tax consulting and planning services totaled $531,000.

4Other fees were comprised of license and maintenance fees for accounting research software.

March 23, 2010

Audit Committee

Douglas C. Neve, Chair	Kathryn W. Dindo
James J. Hoolihan	Leonard C. Rodman
George L. Mayer	Bruce W. Stender, ex-officio

ITEM NO. 2—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board recommends shareholder ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year 2010. PricewaterhouseCoopers has acted in this capacity since October 1963.

A representative of PricewaterhouseCoopers will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2010.

ITEM NO. 3—PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO CHANGE THE VOTE REQUIRED FOR THE ELECTION OF DIRECTORS AND A CORRESPONDING AMENDMENT TO THE COMPANY’S BYLAWS

Under our current Articles and Bylaws, directors are elected annually by the shareholders by a majority vote of all of the outstanding stock entitled to vote (the “existing vote requirement”). We are proposing to change the existing vote requirement by amending our Articles to adopt:

•
“simple” majority voting for the election of directors in uncontested elections (where the number of nominees does not exceed the number of directors to be elected), meaning that each director nominee will be elected by a vote of a majority of the votes cast with respect to such director; and

•
plurality voting for the election of directors in contested elections (where the number of nominees exceeds the number of directors to be elected), meaning that the director nominees who receive the most votes “for” their election will be elected (together, the Articles Amendment).

Under the existing vote requirement, to be elected a director must receive the vote of a majority of all shares outstanding that are entitled to vote at a shareholders’ meeting—not merely a majority of votes cast at a shareholders’ meeting at which a quorum is present. The existing vote requirement is significantly more burdensome than the default voting standard provided for under Minnesota corporate law which provides that, in the absence of provisions to the contrary in a company’s articles of incorporation, directors are elected by a plurality vote. The default voting standard provided for under Minnesota corporate law is consistent with that provided for under the corporate laws of many other states, including Delaware, the state in which more than half of the publicly-traded companies in the U.S. are incorporated.

The Company’s Corporate Governance Committee and Board have reviewed the voting requirements of other public companies as well as recommendations of organizations that advise institutional shareholders, such as RiskMetrics Group, and have determined that many public companies either elect their directors by a plurality vote or, consistent with a recent trend in corporate “best practices,” by a “simple” majority vote in uncontested elections, as described above.

The existing vote requirement is even more burdensome than the standard encouraged by institutional investors and advocates of corporate “best practices” who, in recent years have encouraged public companies to provide for the election of directors by the vote of a majority of the votes cast with respect to such director, rather than just plurality voting. The Company’s Corporate Governance Committee and Board believe that the existing vote requirement, when combined with recent NYSE rule changes preventing brokers from voting shares of stock that are held in “street name” in the absence of an instruction by the beneficial owner, imposes a significant burden on the Company without providing our shareholders with a corresponding benefit. The Articles Amendment is intended to provide our shareholders with a strong voice in the Company’s affairs, without making it unduly burdensome to elect directors.

Therefore, our Corporate Governance Committee has recommended, and our Board has adopted, subject to approval by the Company’s shareholders, an amendment to the Articles providing that directors be elected by a simple majority of the votes cast in uncontested elections.

This proposal includes an amendment to Section 9 of our Bylaws deleting an inconsistent provision that provides that directors will be elected by a majority of all the outstanding stock entitled to vote. The purpose of this amendment is to avoid any inconsistency in the voting standard for the election of directors between the Bylaws and the Articles. In light of the overlap between the Articles Amendment and the Bylaw provision proposed to be amended, the Company believes it is appropriate for the shareholders to consider and vote upon the changes to the Articles and the Bylaws together.

The foregoing is a summary of the Articles Amendment and the action to be taken with respect to our Bylaws. The complete text of the amendment to Article VI of the Articles and Section 9 of the Bylaws that has been approved by our Board, and recommended by our disinterested directors, is set forth in Appendix A to this Proxy Statement and the above summary and following discussion is qualified in its entirety by reference to Appendix A.

If the Company’s shareholders approve the change in voting standards, then in future uncontested elections our directors will be elected by a vote of a majority of the votes cast at a meeting at which a quorum is present, rather than by a vote of a majority of the outstanding stock entitled to vote, subject to the rights, if any, of the holders of any preferred stock of the Company, none of which is currently outstanding. The term “a majority of the votes cast” means that the number of votes cast “for” the election of a director must exceed the number of votes cast “against” the election of that director. If, however, an election is contested, so that the number of nominees (other than nominees withdrawn on or before the 60th day before the first anniversary of the preceding year’s annual shareholder meeting) exceeds the number of directors to be elected, directors will be elected by a plurality of the votes present in person or by proxy and entitled to vote, again subject to the rights, if any, of the holders of any preferred stock of the Company, none of which is currently outstanding. The term “plurality of the votes present” means that the director nominees with the most “for” votes will be elected, regardless of the number of “against” votes for those directors.

Director Resignation Policy

ALLETE is a Minnesota corporation and under Minnesota corporate law, if an incumbent director is not elected, that director continues to serve as a “holdover director” until a successor is elected and qualified. To address this potential outcome, our Board has approved amending our Corporate Governance Guidelines to include a director resignation policy, subject to shareholder approval of this Item 3. Specifically, the policy will provide that in an uncontested election, any nominee for director who receives more votes “against” his or her election than votes “for” his or her election, will be required to promptly offer to tender his or her resignation following certification of the shareholder vote. Our Corporate Governance Committee will consider the resignation offer and recommend to the Company’s Board whether to accept it. The Board will promptly disclose its decision whether to accept the director’s resignation offer (including the reasons for rejecting a resignation offer, if applicable). Any director who offers to tender his or her resignation as described above will not participate in the Corporate Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer.

If the shareholders do not approve the Articles Amendment and corresponding Bylaws amendment, the Corporate Governance Guidelines will not be amended to reflect this proposed director resignation policy.

Reasons for Approval

The Company’s Corporate Governance Committee and Board have carefully considered the merits of the Articles Amendment and corresponding Bylaws amendment as compared to the Company’s existing vote requirement. For the reasons stated above, the Board, including our disinterested directors, accordingly recommends that shareholders approve the Articles Amendment and the related amendment to the Bylaws.

If the shareholders do not approve the Articles Amendment, then directors will continue to be elected by a majority vote of all outstanding stock entitled to vote.

Vote Required

Minnesota law requires that the Articles Amendment and the corresponding Bylaws amendment be approved by a majority of the Company’s outstanding shares entitled to vote. The Board has unanimously recommended the Articles Amendment and Bylaws amendment to the shareholders.

Effective Time

If approved, the Articles Amendment will become effective upon its filing with the Minnesota Secretary of State, which will occur promptly after the Company's annual meeting. As a result, the new simple majority voting standard would be applicable to the election of directors beginning at our 2011 annual meeting.

The Board recommends a vote “FOR” approval of this proposal to amend our Articles and Bylaws.

ITEM NO. 4—PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF
THE PERFORMANCE GOALS UNDER THE ALLETE EXECUTIVE LONG-TERM
INCENTIVE COMPENSATION PLAN

Shareholders are asked to re-approve the material terms of the performance goals under the ALLETE Executive Long-Term Incentive Compensation Plan (LTIP or Plan). This re-approval is required under Internal Revenue Service regulations in order to preserve the Company’s federal income tax deduction when payments related to these awards are made to certain executive officers. In particular, Section 162(m) of the Tax Code generally prevents a publicly-held corporation from claiming federal income tax deductions for compensation in excess of $1 million paid to certain of its executive officers. Compensation, if it qualifies as “performance-based compensation,” is exempt from this limitation. In order to qualify as performance-based compensation, among other conditions, the shareholders must re-approve the material terms of the performance goals every five years. The LTIP was last approved by shareholders in May 2005. We are not seeking approval for any changes to the LTIP and re-approval does not represent an enhancement to executive compensation.

Material Terms of the Performance Goals

The material terms of the performance goals under the LTIP consist of (i) the class of employees eligible to receive these awards; (ii) the types of business criteria on which the payouts or vesting for performance-based awards are based; and (iii) the maximum amounts of cash or shares that can be provided during a specified period to any employee for these types of awards under the LTIP. Each of these material terms is described in the general description of the LTIP below.

The LTIP has been filed as Exhibit 10 to the Company’s Current Report on Form 8-K dated May 16, 2005 (File No. 1-3548) and is available on the SEC’s Web site (www.sec.gov) or by written request to:

ALLETE, Inc.
Attn: Employee Benefits
30 West Superior Street
Duluth, Minnesota 55802

General Description of the LTIP

The purpose of the LTIP is to promote the success and enhance the value of ALLETE by linking participants’ personal interest to those of ALLETE shareholders and customers, and providing participants with an incentive for outstanding performance. The Plan is further intended to assist ALLETE in its ability to motivate, attract and retain the services of participants upon whom the successful conduct of its operations is largely dependent. The Plan originally became effective on January 1, 1996, and it allows grants to be made through December 31, 2015. The Board may, at any time, and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that no amendment which requires shareholder approval in order for the Plan to continue to comply with Section 422 of the Tax Code, Section 303A.08 of the NYSE Listed Company Manual, or any other applicable law, regulation or rule, will be effective unless approved by the shareholders. The Plan is administered by the Compensation Committee.

The Common Stock available for issuance under the Plan may be increased by shares tendered to exercise options or withheld to satisfy tax withholding requirements in connection with the Plan. If any corporate transaction occurs that causes a change in the corporate structure of ALLETE, the Compensation Committee is authorized to make such adjustments to the number and class of shares of stock delivered, and the number and class and/or price of shares of Common Stock subject to outstanding grants made under the Plan as it deems appropriate and equitable to prevent dilution or enlargement of participants’ rights.

Officers and key employees of ALLETE and its subsidiaries are eligible to participate in the Plan, as determined by the Compensation Committee, including employees who are members of the Board of Directors, but excluding directors who are not employees.

LTIP Benefits

The number of options or other awards to be granted in the future to ALLETE’s executive officers and to other employees pursuant to the LTIP will be determined at the discretion of the Compensation Committee and is not determinable at this time. Information regarding LTIP awards to the Company’s Named Executive Officers in 2009 and equity held by such officers at December 31, 2009, is provided in the 2009 Grants of Plan-Based Awards table on page 30 and the Outstanding Equity Awards at Fiscal Year-End table on page 34 above. As of March 12, 2010, the market value of shares underlying the Plan awards was $33.32 per share.

Grants Under the LTIP

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Stock Options. The Compensation Committee may grant incentive stock options, nonqualified stock options, or a combination thereof under the Plan. The option price for each such grant will be the fair market value of a share of Common Stock on the date of grant or such higher price as the Compensation Committee may determine. Options will expire at such times as the Compensation Committee determines at the time of grant; provided that no option will be exercisable later than the tenth anniversary of its grant. Simultaneously with the grant of an option, a participant may receive dividend equivalents which entitle the participant to receive amounts equal to the value of the dividends declared with respect to the number of shares held under option on all payment dates from the date of grant to the date of exercise. The Compensation Committee will determine at the time that dividend equivalents are granted the conditions, if any, to which the payment of such dividend equivalents is subject.

Options granted under the Plan will be exercisable at such times and subject to such restrictions and conditions as the Compensation Committee shall approve; provided that no option will be exercisable prior to six months following its grant. The option exercise price is payable in cash, by shares of Common Stock having a fair market value equal to the exercise price, by share withholding or any combination of the foregoing. The Compensation Committee may allow, along with other means of exercise, cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to the applicable securities laws. The maximum number of shares of Common Stock subject to options which may be granted to any single participant during any calendar year is 100,000.

•
Stock Appreciation Rights. Stock appreciation rights (SAR) granted under the Plan may be in the form of freestanding SARs, tandem SARs, or a combination thereof. The base value of a freestanding SAR will be equal to the fair market value of a share of Common Stock on the date of grant. No SAR granted under the Plan may be exercisable prior to six months following its grant. The term of any SAR granted under the Plan will be determined by the Compensation Committee, provided that the term may not exceed ten years. Freestanding SARs may be exercised upon such terms and conditions as are imposed by the Compensation Committee and set forth in the SAR grant agreement. The base value of a tandem SAR will be equal to the option price of the related option. A tandem SAR may be exercised only with respect to the shares of Common Stock for which its related option is exercisable. Upon exercise of an SAR, a participant will receive payment from the Company equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the base value of the SAR multiplied by the number of shares with respect to which the SAR is exercised. Payment due to the participant upon exercise will be made in shares of Common Stock of equivalent value. The maximum number of SARs which may be granted to any single participant under the Plan in any calendar year is 100,000.

•
Restricted Stock. Restricted stock may be granted in such amounts and subject to such terms and conditions as determined by the Compensation Committee; provided that the maximum number of shares of restricted stock that may be granted to any single participant during a calendar year is 20,000. The restriction will generally lapse on the basis of the passage of time. Participants holding restricted stock may exercise full voting rights with respect to those shares during the restricted period and will be credited with cash dividends and other distributions with respect to the shares.

Subject to the Compensation Committee’s right to determine otherwise at the time of grant, dividends or distributions credited during the restricted period will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. All dividends credited will be paid promptly following the vesting of the shares of restricted stock to which the dividends or other distributions relate.

•
Restricted Stock Units. Restricted stock units may be granted in the amounts and subject to the terms and conditions as determined by the Compensation Committee. Restricted stock units may be subject to vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified performance goals established by the Compensation Committee. Restricted stock units are payable in shares of Common Stock.

•
Performance Units and Performance Shares. Performance units and performance shares may be granted in the amounts and subject to the terms and conditions as determined by the Compensation Committee. The Compensation Committee will set performance goals, which, depending on the extent to which they are met during the performance periods established by the Compensation Committee, will determine the number and/or value of performance units/performance shares that will be paid out to participants. Performance periods will, in all cases, be at least six months in length.

Simultaneously with the grant of performance shares, the participant may be granted dividend equivalents with respect to those performance shares. Dividend equivalents will constitute rights to be paid amounts equal to the dividends declared on an equal number of outstanding shares on all payment dates occurring during the period between the grant date of the performance shares and the date the performance shares are earned or paid out. Participants will receive payment on the value of performance units/shares earned after the end of the performance period. Payment of performance units/shares will be made in cash or shares of Common Stock or in a combination thereof, which have an aggregate fair market value equal to the value of the earned performance units/shares at the end of the applicable performance period, as the Compensation Committee determines. These shares may be granted subject to any restrictions deemed appropriate by the Compensation Committee.

Unless and until the Compensation Committee proposes a change in the goals for shareholder vote or applicable tax and securities laws change to permit the Compensation Committee discretion to alter the performance goals without obtaining shareholder approval, the performance goals to be used for purposes of grants to officers and key employees will be based upon the attainment of specified levels of one or more of the following measures as applied to the Company as a whole or to any subsidiary, division, or other unit of the Company:

•	Total shareholder return (measured as the sum of share price appreciation and dividends declared);

•	Return on invested capital, assets or net assets;

•	Share earnings/earnings growth;

•	Cash flow/cash flow growth;

•	Cost of services to consumers;

•	Growth in revenue, sales, operating income, net income, stock price and/or earnings per share;

•	Return on shareholders’ equity;

•	Economic value created;

•	Customer satisfaction and/or customer service quality; and

•	Operating effectiveness.

The maximum award to any single participant with respect to performance units granted in any calendar year is 200 percent of base salary determined at the time the performance goals are set by the Compensation Committee but in no event more than $1 million. The maximum award to any single participant with respect to performance shares in any calendar year is 20,000 shares.

The Compensation Committee may exercise its discretion to reduce the amount of the award that is earned, vested or payable to a participant below the amount determined in accordance with the applicable performance goals, but it may not increase the amount so earned, vested or payable above the amount determined in accordance with the applicable performance goals.

•
Other Grants. The Compensation Committee may make other grants which may include, without limitation, the grant of shares of Common Stock based on certain conditions, the payment of cash based upon performance goals or other criteria established by the Compensation Committee and the payment of shares in lieu of cash under other ALLETE incentive or bonus programs, in such manner and at such times as the Compensation Committee determines.

Although the intent is generally to qualify for federal income tax deduction, if the Compensation Committee determines that it is advisable to grant awards that do not qualify as performance-based compensation, then the Compensation Committee may make such grants in its discretion.

U.S. Federal Income Tax Consequences

The following is a general summary, as of the date of this Proxy Statement, of the federal income tax consequences to participants who may receive awards pursuant to the Plan and to the Company arising out of the granting of awards pursuant to the Plan. This summary is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan because the consequences may vary with the award types, the identity of the participants and the payment or settlement method. The summary does not address the effects of other federal taxes or taxes imposed by state, local, or foreign tax laws. Each participant is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Plan.

•
Nonqualified Stock Options. The grant of a nonqualified stock option will not cause a participant to recognize ordinary income or entitle the Company to a deduction for federal income tax purposes. Upon the participant’s exercise of a nonqualified option, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value on the exercise date of the shares purchased by the participant, and the Company will be entitled to a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed pursuant to Section 162(m) of the Tax Code. If restrictions regarding forfeiture and transferability apply to the shares upon exercise, the time of recognition and the amount of ordinary income and the availability of a tax deduction to the Company generally will be determined when the restrictions cease to apply. Upon disposition of the shares acquired by exercise of the option, the optionee will recognize long-term or short-term capital gain or loss depending upon the sale price and holding period of the shares.

•
Incentive Stock Options. In general, neither the grant nor exercise of an incentive stock option (ISO) will cause the recognition of ordinary income by the participant, provided the participant does not dispose of the underlying shares until the later of two years from the grant date or one year after the exercise date. The amount by which the fair market value of the shares at the time of exercise exceeds the exercise price is includable in the tax base upon which an “alternative minimum tax” may be imposed. In general, neither the grant nor the exercise of an ISO will produce a tax deduction for the Company.

If the optionee holds the stock received upon exercise of an ISO for the required period, described above, the gain or loss on the sale, based upon the difference between the amount realized and the exercise price, will constitute long-term capital gain or loss. If the optionee sells the stock received upon exercise prior to the expiration of such periods (a “disqualifying disposition”), the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the fair market value of such stock on the exercise date over the exercise price (or, if less, the excess of the amount realized upon disposition over the exercise price). The excess, if any, of the sale price over the fair market value on the exercise date will be capital gain.

The Company is not entitled to a tax deduction as a result of the grant or exercise of an ISO. If the optionee recognizes ordinary income as a result of a disqualifying disposition, the Company is entitled to a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed pursuant to Section 162(m) of the Tax Code.

•
Stock Appreciation Rights. The grant of a stock appreciation right (SAR) will not cause a participant to recognize ordinary income or entitle the Company to a deduction for federal income tax purposes. Upon the exercise of a SAR, the participant will recognize ordinary income in the amount of the value of shares payable to the participant (before reduction for any withholding taxes), and the Company will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed pursuant to Section 162(m) of the Tax Code. Upon disposition of any shares acquired by exercise of a stock appreciation right, the participant will recognize long-term or short-term capital gain or loss depending upon the sale price and holding period of the shares.

•
Performance Units, Performance Shares, Restricted Stock Units and Restricted Stock. The federal income tax consequences with respect to performance units, performance shares, restricted stock units and restricted stock depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if awards granted to a participant are subject to a “substantial risk of forfeiture” (e.g., the awards are conditioned upon the future performance of substantial services by the participant or the attainment of specified performance goals) and are nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the awards on such date over the participant’s cost for such awards, if any, and the Company will be entitled to a corresponding deduction in an amount equal to the ordinary income recognized by the participant. Under certain circumstances, a participant may elect pursuant to Section 83(b) of the Tax Code to accelerate federal income tax recognition with respect to stock awards that are subject to a substantial risk of forfeiture and transferability restrictions, in which event the participant will recognize ordinary income at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares and the Company will be entitled to a corresponding deduction in an amount equal to the ordinary income recognized by the participant. If the awards granted to a participant are not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the awards to the extent of the excess of the fair market value of the awards at the time of grant over the participant’s cost, if any, and the Company will be entitled to a corresponding deduction in an amount equal to the ordinary income recognized by the participant. If an award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives stock free of any substantial risk of forfeiture and the amount of ordinary income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the Company will be entitled to a corresponding deduction in an amount equal to the ordinary income recognized by the participant. In each case, the Company’s deduction may be subject to compliance with Section 162(m) of the Tax Code. Upon disposition of any shares acquired through awards, the participant will recognize long-term or short-term capital gain or loss depending upon the sale price and holding period of the shares.

•
Withholding Obligations. The Company may require a participant to pay to the Company an amount necessary for the Company to satisfy its federal, state or local tax withholding obligations with respect to awards granted pursuant to the Plan. As permitted by applicable law, the Company may withhold from other amounts payable to a participant an amount necessary to satisfy these obligations, and the Compensation Committee may permit a participant to satisfy the Company’s withholding obligation by electing to have the Company withhold shares of Common Stock in an amount equal to the tax obligation.

•
Section 409A of the Tax Code. The Compensation Committee may only grant awards that either comply with the applicable requirements of Section 409A of the Tax Code, or do not result in the deferral of compensation within the meaning of Section 409A of the Tax Code. If an award constitutes deferred compensation under Section 409A of the Tax Code and fails to comply with the requirements of Section 409A of the Tax Code, at the time the award becomes vested the award may be subject to ordinary income tax, an additional 20 percent tax, plus interest.

•
Section 162(m) of the Tax Code. Pursuant to Section 162(m) of the Tax Code, the annual compensation paid to certain executive officers may not be deductible to the extent that it exceeds $1 million unless the compensation qualifies as “performance-based” pursuant to Section 162(m) of the Tax Code. The Plan has been designed to permit the awards to qualify as “performance-based” for purposes of Section 162(m) of the Tax Code.

The Board recommends a vote “FOR” the re-approval of the material terms of the performance goals under the LTIP.

OTHER BUSINESS

The Board knows of no other business to be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies promptly so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2011 Annual Meeting

All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 10, 2011, must be received by the Secretary of ALLETE at 30 West Superior Street, Duluth, MN 55802-2093 not later than November 25, 2010. The Company’s Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company’s Secretary. To be timely, advance notice generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of shareholders. Therefore, for the Annual Meeting scheduled for May 10, 2011, ALLETE must receive a shareholder’s notice between January 11, 2011, and February 10, 2011. A shareholder’s notice must also comply with informational and other requirements set forth in the Company’s Bylaws. The persons to be named as proxies in the proxy cards relating to the 2011 Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice process prior to February 10, 2011, without discussion of such matter in the Proxy Statement relating to the 2011 Annual Meeting.

By order of the Board of Directors,

Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 23, 2010
Duluth, Minnesota

APPENDIX A

ARTICLES OF AMENDMENT
TO
ALLETE, INC.'S
AMENDED AND RESTATED ARTICLES OF INCORPORATION

Amending paragraph 1, Article VI of ALLETE, Inc.’s Amended and Restated Articles of Incorporation as follows:

ARTICLE VI

1.Subject to the provisions of Article III hereof, (1) the management of this Corporation shall be vested in a Board of Directors, the number of which shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by affirmative vote of the majority of the Disinterested Directors, as defined in Article VII, but the number of Directors shall be no less than nine (9) and no greater than fifteen (15), but no decrease shall have the effect of shortening the term of any incumbent Director. ~~Directors shall be elected annually by the stockholders by ballot by a majority vote of all the outstanding stock entitled to vote, to hold office until their successors are elected and qualify;~~   Subject to the rights, if any, of the holders of one or more series of preferred stock, voting separately by a series to elect directors in accordance with the terms of such preferred stock:

(a) Each director shall be elected by the vote of a majority of the votes cast with respect to the director at a meeting of shareholders called for such purpose at which a quorum is present. For purposes of this paragraph, "a majority of the votes cast" means that the number of votes cast "for" a director must exceed the number of votes "against" the election of that director.

(b) Notwithstanding the foregoing provisions of this Article VI, at any such meeting for which the number of nominees (other than nominees withdrawn on or before the sixtieth (60th) day before the first anniversary of the preceding year's annual shareholder meeting) exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors.

(2) subject to any rights then existing by applicable law with respect to cumulative voting, the stockholders at any meeting by a majority vote of all the outstanding stock entitled to vote, at an election of directors, may remove any director and fill the vacancy; (3) subject to the rights of the holders of any class or series of the then outstanding shares of voting capital stock of this Corporation, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the shareholders or by the affirmative vote of a majority of the Disinterested Directors then in office, although less than a quorum. Directors so elected shall hold office for a term expiring at the time of the next annual election of Directors by the stockholders and until their successors are duly elected and qualify.

A-1

RELATED AMENDMENT TO BYLAWS OF ALLETE, INC.

Amending the first paragraph of Section 9 of ALLETE, Inc.'s Bylaws as follows:

Section 9. Subject to the provisions of Article III of the Articles of Incorporation of this Corporation, (1) the management of this Corporation shall be vested in a Board of Directors, the number of which shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by affirmative vote of the majority of the Disinterested Directors, as defined in Article VII of the Articles of Incorporation, but the number of directors shall be no less than nine (9) and no greater than fifteen (15), but no decrease shall have the effect of shortening the term of any incumbent director. Directors shall be elected annually by the shareholders by ballot ~~by a majority of all the outstanding stock entitled to vote~~, to hold office until their successors are elected and qualify; (2) subject to any rights then existing by applicable law with respect to cumulative voting, the shareholders at any meeting by a majority vote of all the outstanding stock entitled to vote, at an election of Directors, may remove any Director and fill the vacancy; (3) subject to the rights of the holders of any class or series of the then outstanding shares of voting capital stock of this Corporation, newly created directorships resulting from an increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the shareholders or by the affirmative vote of a majority of the Disinterested Directors then in office, although less than a quorum. Directors so elected shall hold office for a term expiring at the time of the next annual election of Directors by the shareholders and until their successors are duly elected and qualify.

A-2

APPENDIX B

        Hewitt Custom Survey Peer Group—Used In the 2008 Executive Compensation Study

The 2008 Hewitt custom survey peer group consisted of: AEI Services LLC; AGL Resources, Inc.; Allegheny Energy, Inc.; Ameren Corporation; American Electric Power Company, Inc.; Aquila, Inc.; Black Hills Corporation; CenterPoint Energy, Inc.; Cleco Corporation; CMS Energy Corporation; Constellation Energy Group, Inc.; Dominion Resources, Inc.; DTE Energy Company; Duke Energy Corporation; Dynegy Inc.; Edison International; El Paso Electric Company; Energy Future Holdings Corp.; Entergy Corporation; FirstEnergy Corp.; FPL Group, Inc.; IDACORP, Inc.; Kansas City Power & Light Company; Kinder Morgan, Inc.; Mirant Corporation; NiSource Inc.; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; Portland General Electric Company; PPL Corporation; Progress Energy, Inc.; Puget Sound Energy, Inc.; Questar Corporation; Reliant Energy, Inc.; SCANA Corporation; Sempra Energy; The Southern Company; WGL Holdings, Inc.; WPS Resources Corporation; and Xcel Energy Inc.

Hewitt Custom Survey Peer Group—Used In the 2009 Executive Compensation Study

The 2009 Hewitt peer group consisted of: AEI Services LLC; AGL Resources, Inc.; Allegheny Energy, Inc.; Ameren Corporation; American Electric Power, Inc.; Aquila, Inc.; Black Hills Corporation; CenterPoint Energy, Inc.; Cleco Corporation; CMS Energy Corporation; Consolidated Edison, Inc.; Constellation Energy Group, Inc.; Covanta Energy Corporation; CPS Energy; Dominion Resources, Inc.; DTE Energy Company; Duke Energy Corporation; Dynegy Inc.; Edison International; El Paso Electric Company; Entegra Power Group, LLC; Entergy Corporation; Ferrellgas Partners, L.P.; FirstEnergy Corp.; Garland Power & Light; Idaho Power Company; Kinder Morgan, Inc.; Mirant Corporation; New York Power Authority; NextEra Energy Resources, LLC; NiSource Inc.; NRG Energy, Inc.; Oglethorpe Power Corporation; OGE Energy Corp.; Pacificorp; PG&E Corporation; Pinnacle West Capital Corporation; Portland General Electric Company; PowerSouth Energy Cooperative; PPL Corporation; Progress Energy, Inc.; Puget Sound Energy, Inc.; Reliant Energy, Inc.; SCANA Corporation; Seminole Electric Cooperative Inc.; Sempra Energy; The Southern Company; SUEZ Energy North America, Inc.; WGL Holdings, Inc.; and Xcel Energy Inc.

B-1

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY # ___________________

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET – www.ematerials.com/ale

Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 10, 2010.

(	PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 10, 2010.

*	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.  Election of directors:
                      01 Brekken                           05 Haines               09 Neve                                 □ Vote FOR       □ Vote WITHHELD
                      02 Dindo                      06 Hodnik                10 Rodman                                  all nominees          from all nominees
                      03   Eddins                             07   Hoolihan             11   Shippar                     (except as marked)
                      04   Emery                               08   Ludlow               12    Stender

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as ALLETE’s independent registered public accounting firm for 2010.	□	For	□	Against	□	Abstain

3.	Approval of an amendment to ALLETE’s Amended and Restated Articles of Incorporation to change the vote required for the election of directors and a corresponding amendment to ALLETE’s Bylaws.	□	For	□	Against	□	Abstain

4.	Re-approval of the material terms of the performance goals under the ALLETE Executive Long-Term Incentive Compensation Plan.	□	For	□	Against	□	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below:    □                                                                                                                                      Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ALLETE INC.
ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 11, 2010
10:30 a.m.

DULUTH ENTERTAINMENT
CONVENTION CENTER
Lake Superior Ballroom
350 Harbor Drive
Duluth, MN

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802-2093
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 11, 2010.

Donald J. Shippar and Deborah A. Amberg, or either of them, with power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of ALLETE, Inc. stock owned by the undersigned at the Annual Meeting of Shareholders to be held in the Lake Superior Ballroom of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, at 10:30 a.m. on Tuesday, May 11, 2010, or any adjournments thereof, with respect to the election of Directors, ratification of the appointment of an independent registered public accounting firm, approval of an amendment to ALLETE’s Amended and Restated Articles of Incorporation to change the vote required for the election of directors and a corresponding amendment to ALLETE’s Bylaws, re-approval of the material terms of the performance goals under the ALLETE Executive Long-Term Incentive Compensation Plan, and any other matters as may properly come before the meeting.

This Proxy confers authority to vote each proposal listed on the other side unless otherwise indicated. If any other business is transacted at said meeting, this Proxy shall be voted in accordance with the best judgment of the Proxies. The Board of Directors recommends a vote “FOR” each of the listed proposals. This Proxy is solicited on behalf of ALLETE, Inc., and may be revoked prior to its exercise. Please mark, sign, date and return this Proxy Card using the enclosed envelope. Alternatively, authorize the above-named Proxies to vote the shares represented on this Proxy Card by phone or online as described on the other side. Shares cannot be voted unless these instructions are followed, or other specific arrangements are made to have the shares represented at the meeting. By responding promptly, you may help save the costs of additional Proxy solicitations.

See reverse for voting instructions.